Exhibit 10.1

STOCK AND WARRANT PURCHASE AGREEMENT

DATED AS OF MARCH 18, 2022

BY AND AMONG

THE SELLERS PARTY HERETO,

SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS SELLERS’ REPRESENTATIVE,

KNOWMADICS, INC.

AND

WAVEDANCER, INC.

i

ii

iii

STOCK AND WARRANT PURCHASE AGREEMENT

This STOCK AND WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of March [●], 2022, is entered into among the Persons listed as Sellers on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ Representative, Knowmadics, Inc., a Virginia corporation (the “Company”), and WaveDancer, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, the Selling Shareholders (as defined herein) own all of the issued and outstanding shares of the Company Common Stock (as defined herein) (the “Shares”);

WHEREAS, the Selling Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Selling Shareholders, the Shares, subject to the terms and conditions set forth herein;

WHEREAS, the Selling Warrantholders (as defined herein) own all of the issued and outstanding warrants to purchase Company Common Stock (the “Warrants”);

WHEREAS, the Selling Warrantholders desire to sell to Buyer, and Buyer desires to purchase from the Selling Warrantholders, the Warrants, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“1933 Act” means the Securities Act of 1933, as amended.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Active Bid” has the meaning set forth in Section 3.09(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affected Employees” has the meaning set forth in Section 6.15(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Buyer Stock Value” means $6.50 per share.

“Agreement” has the meaning set forth in the preamble and includes any exhibits and the Disclosure Schedule.

“Ancillary Documents” means the Escrow Agreement, the Paying Agent Agreement, the Key Employee Employment Agreements, the Release Agreements, the Registration Rights Agreement, the Transmittal Letter and the accredited investor and bad actor questionnaires to be completed by the Sellers that receive Stock Consideration and such other documents to be delivered pursuant to Section 8.02 and Section 8.03.

“Assumed Government Contracts” has the meaning set forth in Section 3.09(a).

“Assumed Option” has the meaning set forth in Section 2.08(a)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.05.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the Commonwealth of Virginia are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Balance Sheet” has the meaning set forth in Section 5.06(c).

“Buyer Board” has the meaning set forth in Section 6.11(b).

“Buyer Board Recommendation” has the meaning set forth in Section 6.11(b).

“Buyer Common Stock” has the meaning set forth in Section 2.02(a)(ii).

“Buyer Common Stock Value” means the average of the reported high and low sale prices of Buyer’s common stock on the Nasdaq Stock Market on the Closing Date.

“Buyer Group” has the meaning set forth in Section 6.07(a).

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer Plans” has the meaning set forth in Section 6.15(b).

“Buyer Proposals” has the meaning set forth in Section 5.01(b).

“Buyer Retention” has the meaning set forth in Section 9.04.

“Buyer Fundamental Representations” has the meaning set forth in Section 9.01.

“Buyer Option” means any option to purchase Buyer Common Stock issued by the Buyer (whether or not vested) granted under the Buyer Option Plan.

“Buyer Option Plan” means the WaveDancer, Inc. 2021 Stock Incentive Plan.

“Buyer SEC Documents” has the meaning set forth in Section 5.06(a).

“Buyer Stockholders” means the stockholders of Buyer.

“Buyer Stockholders Meeting” has the meaning set forth in Section 6.11(b).

“Cap” has the meaning set forth in Section 9.04.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116-136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Cash Consideration” has the meaning set forth in Section 2.02(b)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.06.

“Closing Cash” means the cash and cash-equivalents of the Company, determined as of the open of business on the Closing Date. Notwithstanding anything to the contrary herein, Closing Cash shall (a) be calculated net of (1) cash or cash equivalents not freely distributable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as “restricted” or “trapped” cash, (2) any deposits of third parties, cash held as collateral, and any condemnation or insurance proceeds from the occurrence of any condemnation, casualty or loss event with respect to any properties or assets of the Company, (3) any cash that is used to repay any Indebtedness, Transaction Expenses, or Taxes after the open of business on the Closing Date and prior to the Closing, (4) any payments to Sellers after the open of business on the Closing Date and prior to the Closing and (5) any issued but uncleared checks, wires or drafts drawn on such accounts prior to the open of business on the Closing Date, whether or not clearance thereof occurs before, on or after the open of business on the Closing Date; and (b) include cash resulting from the clearance of checks or wires deposited in the Company’s bank, lock box or other accounts prior to the open of business on the Closing Date, whether or not such clearance occurs before, on or after the open of business on the Closing Date.

“Closing Certificate” has the meaning set forth in Section 2.04(a).

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Date Payment” has the meaning set forth in Section 2.03(a)(i).

“Closing Date Payment Excess” has the meaning set forth in Section 2.04(d)(ii).

“Closing Date Payment Shortfall” has the meaning set forth in Section 2.04(d)(i).

“Closing Date Prorations” means the Closing Working Capital Adjustment Amount, Closing Indebtedness, Closing Transaction Expenses and Closing Cash.

“Closing Indebtedness” means the amount, if any, required at Closing to discharge in full all outstanding Indebtedness as of the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.04(b).

“Closing Transaction Expenses” means the amount, if any, of Transaction Expenses required to be paid at Closing to discharge in full all outstanding Transaction Expenses as of the Closing Date.

“Closing Working Capital” means: (a) the aggregate Current Assets of the Company, less (b) the aggregate Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Adjustment Amount” means (a) if Closing Working Capital exceeds the Target Working Capital by more than $122,254.20 (an amount equal to the Target Working Capital plus such amount shall be the “Upper Working Capital Target”), an amount equal to (i) Closing Working Capital minus (ii) the sum of $122,254.20 plus the Target Working Capital; (b) if the Target Working Capital exceeds Closing Working Capital by more than $122,254.20 (an amount equal to the Target Working Capital minus such amount shall be the “Lower Working Capital Target”), an amount (expressed as a negative number) equal to (i) the Target Working Capital minus (ii) the sum of $122,254.20, plus the Closing Working Capital; and (c) in any other case, zero ($0); provided, however, in no event shall the amount paid by Buyer to Sellers or owed by Sellers to Buyer, as the case may be, exceed the Purchase Price Adjustment Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Common Stock” shall mean the Company’s common stock, par value $0.01 per share.

“Company Data” means all data contained in the systems, databases, files or other records of the Company and all other information and data compilations Processed by or on behalf of the Company (including by service providers, subcontractors, vendors or third parties), whether or not in electronic form, including Personal Data and Confidential Information.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, to which the Company is a party, beneficiary or otherwise bound whereby rights in Intellectual Property are granted to or by the Company.

“Company IP Registrations” means all rights in Company Intellectual Property that are subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including patents, trademark registrations, domain names, copyright registrations and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Knowledge Parties” means each of Paul Maguire, Claire Ostrum, Jennifer Lewis and Jeremy Jones.

“Company’s Knowledge” or any other similar knowledge qualification with respect to the Company means the actual or constructive knowledge of any Company Knowledge Party after due inquiry.

“Company Option” means any option to purchase Common Stock issued by the Company (whether or not vested) granted under the Company Option Plan that is outstanding as of immediately prior to the Closing.

“Company Option Conversion Ratio” means (a) the Purchase Price Per Share divided by (b) Buyer Common Stock Value.

“Company Option Plan” means the Knowmadics, Inc. 2013 Stock Option Plan.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates and (d) Closing Cash, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, deferred Tax liabilities, deferred revenue, Transaction Expenses and the current portion of any Indebtedness of the Company, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Disqualification Events” has the meaning set forth in Section 4.05(h).

“Distribution Schedule” means a distribution schedule in substantially the form attached hereto as Exhibit A.

“Dollars or $” means the lawful currency of the United States.

“DPA” has the meaning set forth in Section 3.26.

“EID Loan”  means that certain promissory note, dated as of June 16, 2020, in the original principal amount of $150,000, made by the U.S. Small Business Administration, as lender, to the Company, as borrower, and all other agreements and documents entered into in connection therewith or related thereto.

“Equity Securities” in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and (d) any “equity security” within the meaning of the Exchange Act.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, levy, equitable interest, lien (statutory or other), option, mortgage, deed of trust, security agreement, security interest, easement, encroachment, right of way, right of first refusal, conditional sale or title retention arrangement, ground lease, covenant, condition or restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the provisions of the Occupational Safety and Health Act of 1970, as amended, U.S.C. §§ 651, et. seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“E.O. 11246” has the meaning set forth in Section 3.21(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Accounts” means the Purchase Price Adjustment Escrow Fund and the Indemnification Escrow Fund.

“Escrow Agent” means Truist Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers’ Representative and Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Estimated Closing Cash” as the meaning set forth in Section 2.04(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing NDA” means that certain Nondisclosure Agreement between the Company and IAI, Inc., dated September 16, 2021.

“Expense Fund” has the meaning set forth in Section 11.07(c).

“FAR” has the meaning set forth in Section 3.09(c).

“Financial Statements” has the meaning set forth in Section 3.05.

“Fraud” means, with respect to any party’s representations and warranties in this Agreement (as qualified by applicable Disclosure Schedules) or in any Ancillary Documents, (i) such party intentionally and knowingly committed actual fraud under the law of the State of Delaware (excluding any constructive, negligent or reckless fraud or, except as otherwise provided in this definition, omission), (ii) with the specific intent to deceive and mislead any other party, (iii) regarding such representations and warranties (including any fraud arising from the intentional failure to affirmatively correct any such representations and warranties that subsequently become known to have been untrue when made), (v) upon which such other party reasonably relied, and (vi) as a result of which such other party suffered an injury. For purposes of any representations and warranties of the Company in this Agreement, the actual knowledge as used in this definition of Fraud shall be limited to the actual knowledge of Key Sellers and the intentional failure to affirmatively correct any such representations and warranties of the Company shall be based on such representations and warranties subsequently becoming known to a Key Seller to have been untrue when made.

“Freely Tradable” means, with respect to any security, including the shares of Buyer Common Stock comprising the Stock Consideration, that such security (a) is eligible to be sold by the holder thereof, without the application of any volume or manner of sale restrictions, pursuant to Rule 144, (b) bears no legends restricting the transfer thereof, and (c) bears an unrestricted CUSIP number (if held in global form).

“Financing” means the public and/or private financing(s) consummated by Buyer through the issuance of debt or equity securities (or securities convertible into or exchangeable for debt or equity securities) that is closed and funded providing a minimum aggregate cash amount of at least $67,000,000 to Buyer.

“Forgiven” or “Forgiveness” means the SBA has remitted funds to the PPP Lender in full satisfaction of the PPP promissory note made in connection with the loan made to the Company under the PPP Program.

“Fully Diluted Capitalization” means the sum of (i) the number of shares of Company Common Stock issued and outstanding, plus (ii) the number of shares of Company Common Stock issuable upon cashless exercise in full of all issued and outstanding Company Options based on the Purchase Price Per Share, plus (iii) the number of shares of Company Common Stock issuable upon cashless exercise in full of all issued and outstanding Warrants based on the Purchase Price Per Share.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.08(a)(viii).

“Governmental Authority” means any federal, state, local, foreign or multi-national government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest and other payment obligations (including any prepayment premiums, prepayment penalties, breakage costs or other fees, costs and expenses payable as a result of the prepayment of any of the foregoing obligations contemporaneously with the consummation of the transactions contemplated by this Agreement), arising out of obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means $900,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(a)(v)(B).

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (collectively, “Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (collectively, “Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all copyright registrations and renewals thereof and applications for copyright registration (collectively, “Copyrights”); (d) internet domain names and social media accounts or user names (including “handles”), web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, design registrations, applications for design registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs and software, operating systems, applications, firmware, and other code, including all source code, object code, executables, application programming interfaces, data files, databases, protocols, specifications, and other related documentation of the foregoing; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“Key Employee Employment Agreements” means the employment agreements entered into by each of the key employees set forth on Exhibit C, effective as of the Closing Date, and Buyer or an Affiliate of Buyer (including the Company).

“Key Sellers” means the Principal Sellers other than the Louis Brown, Jr. Family Members and Louis Brown Jr. Family Member Affiliates.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Sellers or any of Affiliates of Sellers.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, fees and expenses incurred to collect fees and expenses, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Louis Brown, Jr. Family Members” means Louis M. Brown, Jr., Alex J. Brown and Jeffrey C. Brown.

“Louis Brown, Jr. Family Member Affiliates” means The Louis M. Brown Jr. Revocable Trust, Alex J. Brown P2, and Jeffrey C. Brown P2.

“Lower Working Capital Target” has the meaning set forth in the definition of “Closing Working Capital Adjustment Amount.”

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) earthquakes, hurricanes, tornadoes, floods, epidemics, weather-related conditions or other natural disasters, pandemics (including the novel coronavirus and any resulting COVID-19 or related sickness) or disease outbreaks or any escalation or worsening of any stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including measures implemented by Governmental Authorities in connection with the novel coronavirus and any resulting COVID-19 or related sickness); (vi) any action required or permitted by this Agreement, except pursuant to Section 3.04 and Section 6.08; (vii) any changes in applicable Laws or accounting rules, including GAAP; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“NISPOM” has the meaning set forth in Section 3.09(k).

“OFAC” has the meaning set forth in Section 4.05(g).

“Open Source Software” has the meaning set forth in Section 3.12(l).

“Option Cashout Amount” has the meaning set forth in Section 2.02(c)(i).

“Option Consideration” has the meaning set forth in Section 2.08(a)(ii).

“Optionholder” means a holder of Company Options.

“Optionholder Release” has the meaning set forth in Section 6.18.

“Option Rollover Consideration” has the meaning set forth in Section 2.08(a)(i).

“Option Spread Value” means, (a) with respect to any Company Option, the difference between the Purchase Price Per Share and the exercise price of such Company Option, and (b) with respect to any Buyer Option, the difference between the Buyer Common Stock Value and the exercise price of such Buyer Option.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization or certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“Party” means each of the Buyer, the Sellers’ Representative, the Sellers and the Company.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” means a Payments Administration Agreement, in substantially the form attached hereto as Exhibit D.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, protected health information or credit card, customer or account number or any other piece of information that identifies or locates a natural person.

“PIPE” means private placement in public equity.

“Platform Agreements” has the meaning set forth in Section 3.12(g).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“PPP Lender” means Atlantic Union Bank.

“PPP Loan 1” means that certain SBA Paycheck Protection Program Note, dated as of May 2, 2020, in the original principal amount of $481,540, made by the PPP Lender, as lender, to the Company, as borrower, and all other agreements and documents entered into in connection therewith or related thereto.

“PPP Loan 2” means that certain SBA Paycheck Protection Program Note, dated as of February 11, 2021, in the original principal amount of $459,760, made by the PPP Lender, as lender, to the Company, as borrower, and all other agreements and documents entered into in connection therewith or related thereto.

“PPP Loans” mean the PPP Loan 1 and PPP Loan 2.

“PPP Program” means the SBA’s Paycheck Protection Program contemplated by Section 1102 of the CARES Act and all rules, regulations and guidelines adopted by the SBA and the Department of Treasury or otherwise in connection with the implementation and administration thereof.

“PPP SBA Procedural Notice” shall mean the SBA Procedural Notice, effective October 2, 2020, regarding Paycheck Protection Program Loans and Changes of Ownership (Control No.: 5000-20057, SBA Form 1353.4 (4-93)

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preferred Bidder Status” has the meaning set forth in Section 3.09(a).

“Principal Sellers” means The Louis M. Brown, Jr. Revocable Trust, Alex J. Brown, Jeffrey C. Brown, Maguire Family Trust and Claire Ostrum.

“Privacy and Information Security Requirements” means (i) all applicable Laws relating to the Processing of Personal Data, data privacy, or information security, including, to the extent applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), and all foreign, multi-national, national, federal, state and provincial privacy and data breach Laws, (ii) the Payment Card Industry Data Security Standards, and (iii) any data privacy or security requirements imposed by any Contract.

“Privacy Notices” means any internal and external notices, policies, disclosures, or public representations by the Company with respect to the Company’s Processing of Personal Data or practices related to data privacy or information security.

“Process,” “Processing,” or “Processed” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Data.

“Pro Rata Percentage” means, with respect to each Seller with respect to the Purchase Price, Cash Consideration, Stock Consideration, Purchase Price Adjustment Escrow Fund, Indemnification Escrow Fund and Closing Date Prorations, the applicable percentage set forth opposite such Seller’s name on the Distribution Schedule.

“Proxy Statement” has the meaning set forth in Section 6.11(a).

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Amount” means $1,250,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(a)(v)(A).

“Purchase Price Per Share” means the Purchase Price as adjusted by the Closing Date Prorations divided by the Fully Diluted Capitalization of the Company as of Closing.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registration Rights Agreement” means the agreement entered into by and between the Rollover Sellers and the Buyer as of the Closing Date in substantially the form set forth in Exhibit E.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).”

“Release Agreements” means the release agreements entered into by each Seller in favor of the Company and the Buyer, effective as of the Closing Date, in substantially the form set forth on Exhibit F.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means a technology or software services business that creates and/or provides workflow solutions and platforms to achieve total enterprise visibility and operational efficiencies and/or otherwise enables visualization and management of, Command and Control (C2) over, and data transport from remote sensors and Internet of Things (IoT) devices.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Retention” has the meaning set forth in Section 9.04.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Rollover Sellers” means the Sellers that receive Stock Consideration in connection with the transactions contemplated by this Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“RWI Insurer” the insurer that issues the RWI Policy.

“RWI Policy” means the insurance policy or policies to be obtained by Buyer to cover Losses in excess of the Retention resulting from the breach of any of the Sellers’ or the Company’s representations and warranties.

“RWI Policy Notice” has the meaning set forth in Section 9.06(b).

“SBA” means the U.S. Small Business Administration.

“SEC” has the meaning set forth in Section 5.06(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Section 503” has the meaning set forth in Section 3.21(e).

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Sellers’ Fundamental Representations” has the meaning set forth in Section 8.02(a).

“Sellers Indemnitees” has the meaning set forth in Section 9.03.

“Sellers’ Representative” has the meaning set forth in Section 11.07(a).

“Seller Retention” has the meaning set forth in Section 9.04.

“Selling Shareholder” means each Seller that owns Shares.

“Selling Warrantholder” means each Seller that owns Warrants.

“Share Cash Consideration” has the meaning set forth in Section 2.02(a)(i).

“Share Stock Consideration” has the meaning set forth in Section 2.02(a)(ii).

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Stock Consideration” has the meaning set forth in Section 2.02(b)(ii).

“Stockholder Approval” has the meaning set forth in Section 6.10.

“Straddle Period” has the meaning set forth in Section 7.04.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than Equity Securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Target Working Capital” means $(1,222,542), expressed as a negative value.

“Taxes” means all federal, state, local, foreign, multi-national and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 10.01(e).

“Territory” means the United States, Canada, Mexico, Australia and New Zealand.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company or any of the Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including, without limitation, the Expense Fund and fifty percent (50%) of the costs of obtaining the RWI Policy.

“Transfer Agent” means Issuer Direct Corporation, Buyer’s duly appointed transfer agent for the Buyer Common Stock or its successor.

“Transmittal Letter” has the meaning set forth in Section 2.05(b).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Upper Working Capital Target” has the meaning set forth in the definition of “Closing Working Capital Adjustment Amount.”

“VEVRAA” has the meaning set forth in Section 3.21(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws require advance notice of plant closings and mass layoffs.

“Warrant” has the meaning set forth in the recitals.

“Warrant Cash Payment” has the meaning set forth in Section 2.02(b)(i).

“Warrant Stock Consideration” has the meaning set forth in Section 2.02(b)(ii).

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares and Warrants, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02    “Purchase Price. The aggregate purchase price for the Shares and Warrants (the “Purchase Price”) shall consist of:

(a)    For the Shares:

(i)    An amount of cash equal to $42,077,627 (the “Share Cash Consideration”); and

(ii)    Shares of common stock, par value of $0.01 per share, of Buyer (“Buyer Common Stock”) with an aggregate agreed value of $19,016,657 based on the Agreed Buyer Stock Value (the “Share Stock Consideration”);

(b)    For the Warrants:

(i)    An amount of cash equal to $8,670,444 (the “Warrant Cash Consideration” and, together with the Share Cash Consideration, the “Cash Consideration”); and

(ii)    Buyer Common Stock with an aggregate agreed value of $8,653,454 based on the Agreed Buyer Stock Value (the “Warrant Stock Consideration” and, together with the Share Stock Consideration, the “Stock Consideration”); and

(c)    To the Company Optionholders, for the benefit of the Shareholders and Warrantholders:

(i)    An amount of cash equal to $5,790,909 (the “Option Cashout Amount”) in accordance with Section 2.08; and

(ii)    Buyer Options with an aggregate Option Spread Value equal to $5,790,909 in respect of the Option Rollover Consideration to be issued to the Optionholders in accordance with Section 2.08.

The Purchase Price is subject to adjustment in accordance with Section 2.04.

Section 2.03    Transactions to be Effected at the Closing.

(a)    At the Closing, Buyer shall:

(i)    deliver to the Paying Agent:

(A)    on behalf of the Sellers, the Cash Consideration plus the Estimated Closing Cash less the sum of (1) the Purchase Price Adjustment Escrow Amount, (2) the Indemnification Escrow Amount, (3) the Option Cashout Amount, (4) the Estimated Closing Indebtedness Amount, and (5) the Estimated Closing Transaction Expense Amount, by wire transfer of immediately available funds to the account designated by the Paying Agent (the “Closing Date Payment”); and

(B)    the Paying Agent Agreement;

(ii)    deliver to Sellers the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement; and

(iii)    pay, on behalf of the Company or Sellers, the following amounts:

(A)    the Estimated Closing Indebtedness Amount by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Certificate;

(B)    the Estimated Closing Transaction Expense Amount by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Certificate;

(iv)    deliver to the Rollover Sellers the Stock Consideration in the amounts allocated among the Rollover Sellers as set forth in the Distribution Schedule;

(v)    deliver to the Escrow Agent:

(A)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.04(d);

(B)    the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in Article IX and the obligations of Sellers in Section 2.04(d) and Section 7.08;

(C)    the Escrow Agreement;

(vi)    deliver to the Company, for delivery to the Optionholders, the Option Rollover Consideration in the amounts allocated among the Optionholders as set forth in the Distribution Schedule; and

(vii)    deliver to the Company, for payment to the Optionholders through payroll, the Option Cashout Amount (as defined below) in the amounts allocated among the Optionholders as set forth in the Distribution Schedule.

(b)    At the Closing, each Seller and Optionholder shall deliver to Buyer:

(i)    stock certificates evidencing the Shares owned by such Seller, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto (or, if any Seller determines that its certificate(s) has been lost, stolen or destroyed, such Seller shall deliver an executed lost certificate affidavit and indemnification agreement reasonably acceptable to Buyer to indemnify Buyer against any claim that may be made on account of any lost certificate(s));

(ii)    original instruments evidencing the Warrants held by such Seller, free and clear of all Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto (or, if any Seller determines that its instrument(s) has been lost, stolen or destroyed, such Seller shall deliver an executed lost instrument affidavit and indemnification agreement reasonably acceptable to Buyer to indemnify Buyer against any claim that may be made on account of any lost instrument(s)); and

(iii)    the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by such Seller or Optionholder at or prior to the Closing pursuant to Section 8.02 of this Agreement.

Section 2.04    Purchase Price Adjustments.

(a)    Closing Adjustments. No later than three (3) Business Days prior to the Closing Date, Sellers will cause to be prepared and delivered to Buyer (a) a certificate (which will be subject to the review and approval of Buyer prior to the Closing) signed and certified by the Chief Financial Officer of the Company, setting forth the Sellers’ good faith estimate, in each case prepared in accordance with GAAP, of (1) the Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital”), (2) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (3) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (4) the amount of Closing Cash (the “Estimated Closing Cash”), and (5) the Closing Date Payment based on estimates of items (2)-(4) above (such certificate, the “Closing Certificate”) and (b) any documents pertaining to or used in connection with the preparation of the Closing Certificate. The Closing Date Payment payable at Closing under Section 2.03 shall be calculated using the Estimated Closing Indebtedness Amount, Estimated Closing Cash, and Estimated Closing Transaction Expenses set forth in the Closing Certificate; provided, however, that no adjustment shall be made for Estimated Closing Working Capital at Closing. An adjustment and payment for Closing Working Capital, if any, based on the Closing Working Capital Adjustment Amount shall be made only under Section 2.04(b). The Sellers will allow Buyer and its Representatives to have reasonable access (at reasonable times and upon reasonable notice and in a manner so as not to unreasonably interfere with the operation of the Company) to the Company’s books and records relating to the preparation of the Closing Certificate.

(b)    Closing Statement. Within the later of ninety (90) days after the Closing Date and thirty (30) days after completion of the audit of the Company’s balance sheet as of the open of business on the Closing Date, Buyer will prepare or cause to be prepared, and will provide to the Sellers’ Representative, a written statement, prepared in accordance with GAAP, setting forth in reasonable detail its proposed final determination of the Closing Working Capital Adjustment Amount, the Closing Indebtedness, the Closing Cash and the Closing Transaction Expenses and, based thereon, a calculation of the Closing Date Payment (the “Closing Statement”).

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Statement, Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers’ Representative shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants solely to the extent that they relate to the Closing Statement for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Sellers’ Representative on behalf of Sellers may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii)    Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of BDO USA LLP or, if BDO USA LLC is unable to serve, to the office of RSM US LLP, or if RSM US LLP is unable to serve, to an impartial nationally recognized firm of independent certified public accountants other than Buyer’s Accountants or accountants used by Sellers or the Company mutually agreed upon by Buyer and Sellers’ Representative (in each case, the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Statement. All adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement shall be conclusive and binding upon the parties hereto.

(d)    Post-Closing Adjustment. Promptly, and in no event later than the fifth (5th) Business Day, after final determination of the Closing Date Payment and any Closing Working Capital Adjustment Amount in the Closing Statement in accordance with Sections 2.04(b) and 2.04(c):

(i)    if the sum of (1) the Closing Date Payment plus or minus (2) any Closing Working Capital Adjustment Amount, as finally determined under Sections 2.04(b) and Section 2.04(c), is less than the Closing Date Payment as calculated pursuant to Section 2.04(a) (such shortfall, if any, the “Closing Date Payment Shortfall”), then Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Buyer an amount equal to the Closing Date Payment Shortfall from the Purchase Price Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement;

(ii)    if the sum of (1) the Closing Date Payment plus or minus (2) any Closing Working Capital Adjustment Amount, as finally determined under Sections 2.04(b) and Section 2.04(c), is equal to or greater than the Closing Date Payment as calculated pursuant to Section 2.04(a) (such excess amount, if any, the “Closing Date Payment Excess”), then (A) Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release all amounts in the Purchase Price Adjustment Escrow Fund to the Paying Agent to be paid to the Sellers in accordance with each Seller’s Pro Rata Percentage of the Purchase Price Adjustment Escrow Fund, and (B) Buyer shall also pay to the Paying Agent, on behalf of the Sellers, an amount equal to the Closing Date Payment Excess, if any, by wire transfer of immediately available funds to the account designated by the Paying Agent; and

(iii)    if any amounts remain in the Purchase Price Adjustment Escrow Fund after giving effect to Section 2.04(d)(i), Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release the funds remaining in the Purchase Price Adjustment Escrow Fund after any payments required pursuant to Section 2.04(d)(i) (net of any expenses of the Independent Accountant to be paid by the Sellers, which shall be paid to the Independent Accountant) to the Paying Agent to be paid to the Sellers in accordance with each Seller’s Pro Rata Percentage of the Purchase Price Adjustment Escrow Fund.

(e)    Adjustments for Tax Purposes. Unless otherwise required by Law, any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes and apportioned in accordance with each Sellers’ respective Pro Rata Percentage of the Purchase Price or such other method agreed to by Buyer and the Sellers’ Representative.

Section 2.05    Surrender of Shares and Warrants.

(a)    At Closing, Buyer shall deposit cash in the aggregate amount specified in Section 2.03(a)(i) in trust with the Paying Agent and cash in the aggregate amount specified in Section 2.03(a)(v)(A) and Section 2.03(a)(v)(B) in trust with the Escrow Agent.

(b)    At least five (5) Business Days prior to Closing, the Paying Agent shall deliver to each Seller a form of letter of transmittal (each, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the Shares and Warrants shall pass, only upon proper delivery of a fully executed Transmittal Letter to Buyer). Upon surrender to Buyer of a fully executed Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Shares and Warrants shall be entitled to receive in exchange therefor such Seller’s Pro Rata Percentage of the Cash Consideration as adjusted by such Seller’s Pro Rata Percentage of the Closing Date Prorations less such Seller’s Pro Rata Percentage of the Purchase Price Adjustment Escrow Fund and Indemnification Escrow Fund, as applicable. The Paying Agent shall make such payments, in the case of the Sellers, immediately upon the satisfaction of the conditions described in the foregoing sentence (but in no event later than three (3) Business Days thereafter) by wire transfer of immediately available funds or by electronic check (ACH), as applicable, in accordance with the instructions designated in the Transmittal Letter. No interest shall accrue or be paid on the Closing Date Payment payable upon the surrender of any Transmittal Letter. Until surrendered as contemplated by this Section 2.05, each of the Shares and Warrants held prior to the Closing shall be deemed at any time after the Closing to represent only the right to receive upon such surrender that holder’s portion of the Purchase Price, without interest, as provided in this Section 2.05. The fees of the Escrow Agent that relate to the maintenance and administration of the Escrow Accounts shall be paid out of the Escrow Accounts. The fees of the Paying Agent shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

Section 2.06    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and Warrants contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Saul Ewing Arnstein & Lehr LLP, 500 East Pratt Street, Suite 900, Baltimore, MD 21202 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.07    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers and Optionholders hereunder. Other than in respect of (i) payments in the nature of compensation, or (ii) the failure to deliver the forms described in Section 8.02(n), both Buyer and the Company shall use commercially reasonable efforts to notify the applicable payee promptly upon becoming aware of any obligation to withhold, and the parties shall reasonably cooperate to reduce and/or mitigate such withholding.

Section 2.08    Treatment of Company Options.

(a)    At Closing, each Company Option that is then outstanding and unexercised, whether or not vested, shall be treated as follows:

(i)    fifty percent (50%) of each Company Option held by each Optionholder shall cease to represent the right to acquire shares of Company Common Stock and shall be converted automatically, pursuant to Section 10.1 of the Company Option Plan, into an option to acquire shares of Buyer Common Stock (an “Assumed Option”). Each such Assumed Option shall be assumed by Buyer and subject to substantially the same terms and conditions as were applicable under the Company Option Plan immediately prior to the Closing, provided, however, that after the Closing, (A) each Assumed Option shall be exercisable (or shall become exercisable in accordance with its terms) for the number of shares of Buyer Common Stock equal to the product of (I) fifty percent (50%) of the number of shares of Company Common Stock subject to the relevant portion of the Company Option immediately prior to the Closing, multiplied by (II) the Company Option Conversion Ratio, and rounded down to the nearest whole share; and (B) the per-share exercise price applicable to the Assumed Option shall be equal to the quotient of (I) per-share exercise price for the Company Option immediately prior to the Closing, divided by (II) the Company Option Conversion Ratio, rounded up to the nearest whole cent (such Assumed Options shall be referred to as the “Option Rollover Consideration”). The term, exercisability, and vesting schedule of such Company Option as in effect immediately prior to the Closing (after giving effect to any acceleration provisions triggered by the Transaction) shall remain unchanged. Promptly following the Closing Date, the Buyer shall deliver to each Optionholder a document evidencing the foregoing assumption of the relevant portion of such Company Option by the Buyer. The Company Option Conversion Ratio shall be adjusted as and to the extent required to be in compliance with Sections 409A and 424 of the Code.

(ii)    The remaining fifty percent (50%) of each Company Option held by each Optionholder shall be cancelled in exchange for the right to receive a portion of the Option Cashout Amount (together with the Option Rollover Consideration, collectively, the “Option Consideration”) equal to fifty percent (50%) of that Optionholder’s number of Company Option Shares multiplied by the Option Spread Value of those Company Options as adjusted by the Closing Date Prorations, in each case pursuant to Section 10.2 of the Company Option Plan.

(iii)    The parties intend that transactions contemplated by this Section 2.08(a) shall in all cases be executed in a manner designed to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code, and this provision shall be interpreted consistent therewith.

(b)    At or prior to the Closing, the Company’s Board of Directors (or any committee thereof) and the Buyer’s Board of Directors (or any committee thereof) shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.08.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

In order to induce Buyer to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement, the Company and each of the Key Sellers, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing as follows:

Section 3.01    Organization, Authority and Qualification of the Company. Section 3.01 of the Disclosure Schedule sets forth for the Company, its legal name, its type of legal entity, its jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity. The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations under its Contracts. The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification. Sellers have delivered to Buyer copies of the Organizational Documents of the Company. The Company is not in default under or in violation of any of its Organizational Documents. The Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, or trade name other than the names listed in Section 3.01 of the Disclosure Schedule. All further corporate actions required to be taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 3.02    Capitalization.

(a)    The authorized capital stock of the Company consists only of 25,000,000 shares of Company Common Stock. The issued and outstanding shares of Company Common Stock, and the record owners thereof, are as reflected in Section 3.02(a) of the Disclosure Schedule, all of which together constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)    No outstanding Equity Security or other security of the Company, including the Shares, was issued in violation of the 1933 Act or any other Law; and all outstanding Equity Securities or other securities of the Company, including the Shares were issued in compliance with all applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is or was a party or is or was subject to or in violation of any preemptive or similar rights of any Person.

(c)    The issued and outstanding Warrants and Company Options, and the record owners thereof, are as reflected in Section 3.02(c) of the Disclosure Schedule. Except as set forth in Section 3.02(c) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(d)    Except as set forth in Section 3.02(d) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other Contracts, agreements or understandings in effect with respect to the purchase, sale, issuance, voting or transfer or any of the Shares.

(e)    Except as set forth in Section 3.03 of the Disclosure Schedule, the Company does not own, nor is it a party to or bound by any Contract to acquire, any Equity Security or other security of any Person or any direct or indirect equity or ownership interest in any other business. The Company is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

Section 3.03    No Subsidiaries. The Company does not have any Subsidiaries. Except as set forth in Section 3.03 of the Disclosure Schedule, (a) the Company has not ever owned any Subsidiaries, and (b) the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.04    No Conflicts; Consents. The execution, delivery and performance by the Company and Sellers of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  conflict with or result in a violation or breach of, or default under, any provision of any Organizational Documents of the Company; conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any Seller; except as set forth in Section 3.04 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or any Seller is a party or by which the Company or any Seller is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05    Financial Statements. Complete copies of the Company’s audited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 2019 and 2020 and the related audited consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, including the notes thereto, together with the report thereon of the Company’s independent public accountants, (the “Audited Financial Statements”), and unaudited financial statements consisting of (a) the balance sheet of the Company as at December 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the twelve (12) month period then ended and (b) the balance sheet of the Company as at January 31, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the one (1) month period then ended, certified by the chief financial officer of the Company (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements (i) fairly present the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flows of the Company and its Subsidiaries as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) were prepared in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements). The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Audited Financial Statements. No financial statements of any Person other than the Company are required by GAAP to be included or reflected in the Financial Statements. The Financial Statements were prepared from, and are consistent with, the accounting records of the Company. Sellers have also delivered to Buyer copies of all letters from the Company’s auditors to the Company’s board of directors or audit committee thereof during the twenty-four (24) months prior to the date of this Agreement, together with copies of all responses thereto. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of January 31, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. All financial statements, financial materials, projections, contractual agreements, government filings, Company policies and procedures, and quality of earnings adjustments provided by the Company to B. Riley Financial, Inc. were, as of the date provided, as of the date of this Agreement and as of the Closing Date, true, correct, and complete in all material respects, are based to the extent applicable on reasonable assumptions under the circumstances, and fairly present the financial position of the Company as of the dates identified in those materials.

Section 3.06    Undisclosed Liabilities. The Company does not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except  those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date,  those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and are reflected on the Interim Balance Sheet, and those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

Section 3.07    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as otherwise set forth in Section 3.07 of the Disclosure Schedule and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of any Organizational Documents of the Company;

(c)    split, combination or reclassification of any of its Equity Securities;

(d)    issuance, sale or other disposition of any of its Equity Securities (other than the approval by the Company’s Board of Directors (or committee thereof) of the conversion of the Company Options to Option Consideration as described under Section 2.08), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities;

(e)    declaration or payment of any dividends or distributions on or in respect of any of its Equity Securities or redemption, purchase or acquisition of its capital stock;

(f)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    entry into any Contract that would constitute a Material Contract;

(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)    transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)    any capital investment in, or any loan to, any other Person;

(o)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)    any material capital expenditures;

(q)    imposition of any Encumbrance upon the Company’s properties, capital stock or assets, tangible or intangible other than Permitted Encumbrances;

(r)        (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law or (ii) change in the terms of employment for any employees or (iii) any termination of any employees for which the aggregate post-employment costs and expenses exceed $25,000 or (iv) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant other than as provided for in any written agreements (including this Agreement) or required by applicable Law;

(s)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee except to fill a vacancy in the ordinary course of business;

(t)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan other than as required by applicable Law or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, $50,000 per annum) or $50,000 in the aggregate (in the case of a lease, $100,000 for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08    Material Contracts.

(a)    Section 3.08(a) of the Disclosure Schedule lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedule and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedule, being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)    all employment agreements and Contracts with independent contractors or consultants to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii)    except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)    all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(xii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b)    Other than customer purchase orders for work completed in full prior to January 1, 2019, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c)    Notwithstanding the foregoing, customer purchase orders to which the Company is a party for work completed in full prior to January 1, 2019, involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice need not be listed on Section 3.08(a) of the Disclosure Schedule, nor shall the Company make copies of such Contracts to the Buyer. However, such Contracts shall be considered Material Contracts for purposes of this Agreement if those Contracts but for their completion in full prior to January 1, 2019, would otherwise have been included as Material Contracts.

Section 3.09    Government Contracts.

(a)    Section 3.09 of the Disclosure Schedule lists each of the following agreements (collectively referred to herein as the “Assumed Government Contracts”):

(i)    A task or delivery order under a Government Contract, or a bid, proposal, or other competitive requirement of a Governmental Authority in order to be considered for an award of a task, or delivery order under a Government Contract, will not constitute a separate Government Contract, for purposes of this definition but will be part of the Government Contract to which it relates;

(ii)    any and all outstanding quotations, bids, proposals, RFP responses, or applications that were submitted by the Company to be performed by the Company and which are currently eligible for a potential award or binding revenue generating contract opportunity from or with (A) any Governmental Authority, (B) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (C) any subcontractor (or lower-tier subcontractor) that are potential customers of the Company as currently conducted by the Company (each of the foregoing generally an “Active Bid”);

(iii)    Section 3.09 of the Disclosure Schedule shall set forth the following information, to the extent applicable, with respect to each Assumed Government Contract (and for any modifications or amendments thereto): (1) the contract number and name; (2) the customer; (3) the award date; (4) the contract end date; (5) the total contract value including all option years; and (6) the contract value of the unexercised option years. Section 3.09 of the Disclosure Schedule shall also identify any Assumed Government Contract (A) in connection with which the Company represented to the applicable Governmental Authority that the Company was qualified as a “small business,” “small disadvantaged business,” protégé status, or other preferential status or other “set aside” status (collectively, a “Preferred Bidder Status”), or (B) was awarded to the Company on the basis of the Company’s Preferred Bidder Status.

(b)    Sellers have made available to Buyer complete and correct copies of the Assumed Government Contracts set forth on Section 3.09 of the Disclosure Schedule. Each Assumed Government Contract is in full force and effect, and is enforceable in accordance with its terms and no such Assumed Government Contract is the subject of an active bid or award protest. The Company has performed, in all material respects, its obligations required to be performed prior to Closing under each Assumed Government Contract and to the Company’s Knowledge is not in breach of any Assumed Contract. To the Company’s Knowledge, no counterparty to any Assumed Government Contract has defaulted (or engaged in any event which, with the giving of notice or the lapse of time or both, would constitute a default), breached or repudiated any Assumed Government Contract.

(c)    The Company and Sellers have complied in all material respects with all provisions of the Federal Acquisition Regulation (“FAR”), Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates), the Privacy Act, the Contract Disputes Act of 1978, as amended, the Truth in Negotiations Act of 1962, as amended, the Cost Accounting Standards (48 C.F.R. Chapter 9900, Subchapters A and B), the Uniform Administrative Requirements, Cost Principles, and Audit Requirements for Federal Awards (2 C.F.R. Part 200), the Foreign Corrupt Practices Act, and the Federal Funding and Accountability and Transparency Act that are applicable to the Company pursuant to the terms of the Assumed Government Contracts. No termination for default, cure notice or show cause notice has been issued or received by the Company and remains unresolved with respect to any Assumed Government Contract or bid and to the Company’s Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action. No past performance evaluation received by the Company evaluating the performance of the Company under such Assumed Government Contract has set forth a material default or other material failure to perform thereunder at termination or default thereunder.

(d)    The Company is in compliance in all respects with all terms and conditions of all Assumed Government Contracts to which it is a party. The Company is not asserting or participating in any pending claim and has no interest in any potential claim under the Contract Disputes Act or other applicable law against (w) the United States Government, or (x) any prime contractor, or (y) subcontractor or (z) vendor to the Company or the United States Government, or any prime contractor or subcontractor, arising under or relating to any Assumed Government Contract or bid.

(e)    The Company has not received any written show cause, cure, or default notice from the United States Government, a prime contractor or a higher tier subcontractor under any Assumed Government Contracts. No Government Contract to which the Company was a party has been terminated for default in the past five (5) years. The Company has not received any written notice during the past five (5) years terminating any Assumed Government Contractor for convenience or indicating an indictment to terminate any Assumed Government Contractor for convenience. The Company has not ever been and is not now suspended, debarred or to the Company’s Knowledge, proposed for suspension or debarment under the FAR or under any government procurement suspension and debarment laws of any Governmental Authority. No suspension or debarment action against the Company under any Assumed Government Contract has been commenced or threatened against the Company, Sellers or any of its directors, managers, officers or employees. There is no valid basis for the Company’s suspension, debarment or determination of non-responsibility precluding the Company from eligibility for the Assumed Government Contracts with any Governmental Authority.

(f)    The Company has not conducted its business in a manner that would reasonably be expected to give rise to material loss in the conduct of the Company as conducted by the Company pursuant to the False Claims Act. The Company is not under administrative, civil or criminal investigation, indictment, or being audited by a Governmental Authority based upon any alleged deficient performance or violation of contractual requirements within the Assumed Government Contract (including any faulty performance or work product, mischarging, factual misstatement, or failure to act) related to or in connection with any Assumed Government Contract. The Company has not received any written notice that any of the Company’s directors, managers, officers, employees, currently performing services for the Company under any Assumed Government Contract is under administrative, civil or criminal investigation or indictment by any Governmental Authority arising from an alleged act or omission in the conduct of the Company’s business.

(g)    Except as set forth in Section 3.09(g) of the Disclosure Schedule, the Company has not made any voluntary or mandatory disclosures to any Governmental Authority with respect to any material irregularity, misstatement, significant overpayment or violation of applicable law arising under or relating to any Government Contract or bid, nor has any violation occurred for which the Company is required under applicable law to make any such disclosure to a Government Authority.

(h)    In connection with each Assumed Government Contract, (i) the Company, party thereto, has complied with all requirements imposed by any Assumed Government Contract or law to assert and protect its rights in all Company Intellectual Property; and (ii) the Company has not received written notice challenging any proprietary markings or rights asserted by the Company in connection with any such Company Intellectual Property. No Intellectual Property which is currently licensed, sold or offered by the Company as a commercial item was either conceived or first reduced to practice by or on behalf of the Company in performance of any Assumed Government Contract. No Intellectual Property that is part of, related to or in any way connected with, the Company was developed either exclusively or partially with funds (directly or indirectly) from the U.S. Government. The U.S. Government has acquired no more than “limited rights” or “restricted rights,” as defined in FAR 52.227 and/or DFARS 252.227, in any Intellectual Property that was a deliverable or otherwise delivered by the Company under an Assumed Government Contract.

(i)    The Company has operated its business in compliance in all material respects with the following United States import and export laws and regulations: those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599. The Company has not manufactured “defense articles” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 CFR Sections 120.6, 120.9 and 120.10, respectively.

(j)    The Company has not made any assignment of payments under any Assumed Government Contracts.

(k)    The Company is in compliance with all U.S. Government national security obligations applicable to any Assumed Government Contract or to any of the Company’s directors, managers, officers, employees, consultants under the relevant Assumed Government Contract, or agents under the relevant Assumed Government Contract, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February, 2006) (“NISPOM”), and any supplements, amendments or revised editions thereof (if applicable to any Assumed Government Contract or to any of the Company’s directors, managers, officers, employees, consultants under the relevant Assumed Government Contract, or agents under the relevant Assumed Government Contract). The Company possesses all facility security clearances and personnel security clearances that are reasonably necessary to perform the Assumed Government Contracts as currently performed by the Company or currently proposed to be conducted by the Company in accordance with all Active Bids.

Section 3.10    Title to Assets; Real Property.

(a)    The Company does not own any interest (other than the leasehold interests noted herein) in Real Property. The Company has good and valid title to (and, in the case of the Real Property, a valid leasehold interest in) personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)    Encumbrances for Taxes, assessments, water and sewer rents and other charges of Governmental Authorities not yet due and payable;

(ii)    Encumbrances being contested in good faith by appropriate proceedings that are described in Section 3.10 of the Disclosure Schedule;

(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)    statutory Encumbrances or Encumbrances arising by operation of Law in favor of landlords for amounts not yet due and payable under any leases for Real Property, and all matters, exclusions, limitations, obligations, conditions, exceptions, and disclaimers, if any, reflected in such leases;

(v)    Encumbrances securing rental payments under capital leases for amounts not yet delinquent that are described in Section 3.10 of the Disclosure Schedule;

(vi)    Encumbrances in favor of the lessors and licensors under leases for amounts not yet delinquent and Encumbrances to which the fee simple interest (or any superior leasehold interest) in the Real Property are subject that are described in Section 3.10 of the Disclosure Schedule;

(vii)    easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company, which do not prohibit or interfere with the current operation of any Real Property by the Company; or

(viii)    Encumbrances that are described in Section 3.10 of the Disclosure Schedule that will be released at Closing.

(b)    Section 3.10(b) of the Disclosure Schedule lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to the Real Property that is leased, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Except as set forth on Section 3.10(b) of the Disclosure Schedule, the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property that is not otherwise entitled thereto. To the Company’s Knowledge, the use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, Encumbrance or Permit. To the Company’s Knowledge, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, in operating condition and are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12    Intellectual Property.

(a)    Section 3.12(a) of the Disclosure Schedule contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each item, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which such item has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status of such item; (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted.

(b)    Section 3.12(b) of the Disclosure Schedule contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and indicating whether (i) the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; and (ii) the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, in each case identifying the Intellectual Property covered by such Company IP Agreement. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)    The Company is the sole and exclusive legal and beneficial, and with respect to its respective Company IP Registrations, record, owner of all right, title, and interest in and to its respective Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the respective Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)    All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all commercially reasonable steps to maintain its respective Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in such Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Sellers have provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)    To the Sellers’ Knowledge, the conduct of the business of the Company, as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. To the Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to Sellers’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To the Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. To the Sellers’ Knowledge, the Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)    Section 3.12(h) of the Disclosure Schedule contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) infringement, misappropriation, defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i)    The Company is and has been, in all material respects, in compliance with (a) all Privacy and Information Security Requirements, (b) its Privacy Notices, and (c) all Contracts relating to the Processing of Personal Data and information security (such as in relation to Data Breaches). Neither the Company nor, to the Company’s Knowledge, any service provider, subcontractor, vendor or agent of the Company has received any written notice, allegation, complaint or other communication, and there is no pending Proceeding or investigation by or before any Governmental Authority or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company. Neither the Company nor, to the Company’s Knowledge, any service provider, subcontractor, vendor or agent of the Company has suffered a Data Breach, Security Incident or Breach of Unsecured Protected Health Information or Personal Data (as such terms are defined applicable Laws), with respect to any Company Data or any Personal Data Processed by the Company, or any service provider, subcontractor, vendor or agent of the Company, and there has been no unauthorized or illegal use of or access to any Company Data or any Personal Data Processed by the Company. The Company has not (i) notified, nor has the Company been required to notify, any Person of any material Data Breach, Security Incident, or Breach of Unsecured Protected Health Information or Personal Data (as such terms are defined under applicable Laws), involving Personal Data, nor (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company employs and has employed commercially reasonable physical, technical and administrative safeguards that comply with all Privacy and Information Security Requirements to protect Company Data within its custody or control. The Company has provided all required notices and obtained all required consents, and satisfied all other material requirements (including to notify any Governmental Authority) necessary for the Company’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business of the Company or to transfer Personal Data to Buyer in connection with the consummation of the transactions contemplated hereunder. Neither the Company nor anyone acting on behalf of the Company, has used false log-on credentials with respect to any third-party website or other false representation or statement to obtain any Company Data. The execution and delivery of this Agreement and the Transaction Documents and the transfer of Personal Data to Buyer in connection with the consummation of the transactions contemplated hereby and thereby (i) will comply with all applicable Privacy and Information Security Requirements, (ii) will not impair any rights of, or impose any obligations or restrictions on, the Company with respect to any use, disclosure, commercialization or exploitation of any Company Data, to the extent such use, disclosure, commercialization or exploitation of the Company Data is compatible and consistent with, and not materially different than, the prior practices of the Company, and (iii) will not give rise to any right on the part of any Person to impair any such rights or impose any such obligations or restrictions.

(j)    All Company IT Systems are in good working condition and are sufficient for the operation of the business of the Company as currently conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(k)    All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted in the next five (5) years. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, ransomware, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems.

(l)    All products currently offered, licensed, sold, distributed hosted, maintained or supported, or otherwise provided or made available, or otherwise used in the Company’s business, conform in all material respects to all express warranties, representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. None of the Company’s products or Company IT Systems contain any material bug, defect or error that adversely affects or could reasonably be expected to adversely affect, the value, functionality or performance of such Company’s products, other than those that are being addressed in the ordinary course.

(m)    Company does not use or distribute any Software that is subject to an “open source,” “copyleft” or other similar type of license, including any license that is approved by the Open Source Initiative, or that would or could require the disclosure of (or grant any person the right to receive) any source code or impose limitations on the right of the Company to require payment of license or other fees in connection with the distribution of such Software (all such Software, “Open Source Software”). The Company has not at any time used, distributed or otherwise exploited any Open Source Software in such a way that creates or purports to create obligations of the Company with respect to any Company Intellectual Property or any of the Company’s Software or that grants or purports to grant to any third Person any rights or immunities under or with respect to any such Company Intellectual Property or any of the Company’s Software. The Company is not under any obligation to license any of its Software free of charge or to license the source code to its Software to any other Person.

(n)    None of the Company IT Systems, and no other Software used in the operation of the Company or provision of any product, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, ransomware, spyware, or other device or code designed or intended to (i) disrupt, corrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any product, Company IT Systems or such other Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent (except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such product or such other Software to an authorized user).

(o)    The Company has purchased a sufficient number of licenses for all Software currently used by the Company, which number is sufficient for the current needs of the business of the Company (not including any future needs created by the consummation of the transactions contemplated by this Agreement or any Transaction Document). The Company has not received any notice of, and there are no facts which indicate a likelihood of, any use by or on behalf of the Company of any Software in excess of the number of licenses purchased by the Company for the current needs of the business of the Company (not including any future needs created by the consummation of the transactions contemplated by this Agreement or any Transaction Document).

(p)    The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in all materials respects in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing, or have been appropriately remediated and proven effective in all respects upon testing after the applicable remediation.

Section 3.13    Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15    Customers and Suppliers.

(a)    Section 3.15(a) of the Disclosure Schedule sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 3.15(b) of the Disclosure Schedule sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16    Insurance. Section 3.16 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate of any Seller relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18    Compliance With Laws; Permits.

(a)    Except as set forth on Section 3.18 of the Disclosure Schedule, the Company is currently and, during the seven (7) years prior to the date hereof has been, in material compliance with all Laws applicable to it or its business, properties or assets.

(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedule lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedule.

Section 3.19    Environmental Matters.

(a)    The Company is currently and has been in material compliance with all applicable Environmental Laws and the Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Environmental Permit set forth in Section 3.19(b) of the Disclosure Schedule.

(c)    To the Company’s Knowledge, no real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    (i) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and (ii) neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material, which, with respect to (i) and (ii), could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or the Company.

(e)    To the Company’s Knowledge, there are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)    The Company does not treat, store or dispose of any Hazardous Materials in violation of any Environmental Law.

(g)    The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)    The Company has provided or otherwise made available to Buyer, and listed in Section 3.19(h) of the Disclosure Schedule, any and all environmental reports with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property that are in the possession or control of the Sellers or the Company related to compliance with Environmental Laws or the Release of Hazardous Materials.

Section 3.20    Employee Benefit Matters.

(a)    Section 3.20(a) of the Disclosure Schedule contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedule, each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan, Sellers or the Company have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage and employee handbooks; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii)  actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (viii) the two (2) most recent coverage and nondiscrimination compliance tests performed under the Code; (ix) automatic enrollment and/or safe harbor notices for the two (2) most recent plan years; and (x) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)    No pension plan (other than a Multiemployer Plan) that is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f)    With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(g)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company does not have any commitment or obligation nor has it made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(i)    There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j)    There has been no amendment to, announcement by the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(k)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(m)    Except as described on Section 3.20(m) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21    Employment Matters.

(a)    Section 3.21(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate, base wage rate, or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the material fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in accordance with GAAP) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)    The Company is not, nor has it been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or, or to the Company’s Knowledge, purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have a duty to bargain with any Union.

(c)    The Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in material compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws. In the last five (5) years, no written or, to the Company’s Knowledge, oral allegations of sexual harassment have been made against (i) any executive officer of the Company or (ii) any employee of the Company with supervisory authority over other employees, consultants or independent contractors of the Company.

(d)    Throughout the past five (5) years, the Company has not implemented any layoff of employees requiring advance notice under the WARN Act.

(e)    With respect to each Government Contract, the Company is and has been in material compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plan(s) where required by, and in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. To the Company’s Knowledge, the Company is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22    Taxes.

(a)    All income and other material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed (taking into account any valid extension of the due date for filing). Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes, whether or not shown as due and payable on such Tax Returns, have been, or will be, timely paid in full, except for amounts that are being contested in good faith and for which the Company has established a reserve for the amount being contested.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    The Company has not been notified of any claim by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)    The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2021, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals will not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 3.22(f) of the Disclosure Schedule sets forth:

(i)    the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)    those years for which examinations by the taxing authorities have been completed; and

(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(g)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)    Other than as set forth in Section 3.22(f) of the Disclosure Schedule, (a) the Company is not a party to any Action by any taxing authority and (b) there are no pending or threatened Actions by any taxing authority.

(i)    The Company has delivered to Buyer copies of all federal, state, local, foreign and multi-national income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or after December 31, 2016.

(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company that arose in connection with any failure to pay any material Tax.

(k)    Except as set forth on Section 3.22(k) of the Disclosure Schedule, the Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company.

(m)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company does not have Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, foreign or multi-national Law), as transferee or successor, by Contract or otherwise.

(n)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, foreign or multi-national Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local, foreign or multi-national Law; or

(v)    any election under Section 108(i) of the Code.

(o)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)    During the five (5) year period ending on the date of this Agreement, the Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)    The Company is not, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local, foreign or multi-national Law).

(s)    Section 3.22(s) of the Disclosure Schedule sets forth all foreign and multi-national jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)    No property owned by the Company is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of the Company, and no meeting of any such holders, board of directors, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24    PPP Loans. The Company’s applications for the PPP Loans and applications for forgiveness thereof, including all representations and/or certifications contained therein, including representations and certifications as to the Company’s need to obtain the PPP Loans, were true, correct and complete in all material respects and were otherwise completed in accordance in all material respects with the rules and regulations of the PPP Program. The Company was, and at all times required under the CARES Act and the PPP Program has been, an “eligible recipient” under the CARES Act and the PPP Program. The Company used the proceeds of the PPP Loans solely for the purposes permitted by the CARES Act and the PPP Program. Except for the PPP Loans and the EID Loan, the Company has not applied for or accepted (a) any loan pursuant to the PPP Program, (b) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (c) any loan or funds from applicable Legal Requirements enacted by any Governmental Authority in response to the COVID-19 pandemic. The Company has provided true, correct and complete copies to Buyer of all documentation in its possession relating to its application for the PPP Loans and the EID Loan (including the completed and duly executed Necessity Questionnaire (Form 3509), as applicable), their applications for forgiveness thereof (including all supporting documentation submitted with such application), as applicable, and each material correspondence with the PPP Lender or the SBA or other Government Authority relating to the PPP Loans and the EID Loan and the forgiveness thereof, including the PPP Lender’s and the SBA’s determination regarding forgiveness, as applicable.

Section 3.25    Brokers. Except as set forth on Section 3.25 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Sellers.

Section 3.26    CFIUS. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

Section 3.27    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule) and in Article IV (including the related portions of the Disclosure Schedule) and in any of the Ancillary Documents, none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

In order to induce Buyer to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement, each Seller, severally but not jointly, hereby represents and warrants to Buyer as of the date hereof and as of the Closing, as follows; provided, that the representations and warranties set forth in Section 4.05 shall be deemed to be made only by the Rollover Sellers:

Section 4.01    Power and Authority. This Agreement and each Ancillary Document to which such Seller is, or is expected to be at Closing, a party (i) have been (or, in the case of Ancillary Documents to be entered into at the Closing, is expected to be when executed and delivered) duly executed and delivered by such Seller and (ii) is (or, in the case of Ancillary Document to be entered into at the Closing, is expected to be when executed and delivered) a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

Section 4.02    Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by such Seller of this Agreement and each Ancillary Document to which such Seller is, or is expected to be at Closing, a party or (ii) consummation of the transactions contemplated by this Agreement by such Seller.

Section 4.03    Noncontravention. Neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Document to which such Seller is (or is expected to be at Closing) a party nor the consummation of the transactions contemplated by this Agreement by such Seller will:

(a)    assuming the taking of all necessary action by or in respect of, and the making of all filings with, Governmental Authorities, violate any provision of any Law applicable to such Seller; or

(b)    assuming the obtaining of any necessary consents or issuances of any required notices as disclosed on Section 3.04 of the Disclosure Schedule, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or result in the creation of any Encumbrance upon any Shares or Warrants of such Seller under, any of the terms, conditions or provisions of (1) any Governmental Order applicable to or otherwise affecting such Seller or its assets or properties or (2) any Contract of such Seller.

Section 4.04    Title. Such Seller is the record and beneficial owner of the outstanding Shares and Warrants of the Company set forth opposite such Seller’s name on Section 2.03 of the Disclosure Schedule, and such Seller has good and marketable title to such Shares and Warrants, free and clear of all Encumbrances. Such Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Shares and Warrants held by such Seller, free and clear of all Encumbrances. Immediately following the Closing, Buyer will be the record and beneficial owner of such Shares and Warrants, and have good and marketable title to such Shares and Warrants, free and clear of all Encumbrances except as are imposed by Buyer. Except pursuant to this Agreement, there is no Contract pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or Warrants of the Company. Except as set forth in Section 3.02(b) of the Disclosure Schedule, such Seller is not a party to, and the Shares and Warrants of the Company set forth opposite such Seller’s name on Section 3.02(a) of the Disclosure Schedule are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contract relating to the transfer or voting of such Shares.

Section 4.05    Private Placement.

(a)    Such Rollover Seller is acquiring Buyer Common Stock for such Seller’s own account, for investment and not with a view to the sale or distribution thereof (including by way of gift) or with any present intention of distribution or selling the same.

(b)    Such Rollover Seller understands that it must bear the economic risk of holding Buyer Common Stock for an indefinite period of time because, among other reasons, the Buyer Common Stock issued in connection with the Stock Consideration has not been registered under the 1933 Act or under any state securities laws. Such Seller can bear the risk of loss associated with such Seller’s investment in Buyer Common Stock.

(c)    Such Rollover Seller’s knowledge and experience in financial and business matters are such that such Seller is capable of evaluating the merits and risks of such Rollover Seller’s investment in Buyer Common Stock.

(d)    Such Rollover Seller: (i) has been furnished with a copy of Buyer’s Annual Report on Form 10-K most recently filed with the SEC and all reports or documents required to be filed thereafter with the SEC pursuant to the Exchange Act; (ii) has been provided copies of all other reasonably requested material information regarding Buyer; and (iii) has been afforded an opportunity to ask questions of, and receive answers from, management of Buyer in connection with such Rollover Seller’s investment in Buyer Common Stock. Such Rollover Seller has not been furnished with any oral or written representation in connection with such Rollover Seller’s investment in Buyer Common Stock by or on behalf of Buyer that such Rollover Seller has relied on that is not contained in this Agreement. Such Rollover Seller acknowledges that no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of Buyer or any of its Affiliates or as to the desirability or value of an investment in Buyer has been made to such Rollover Seller by or on behalf of Buyer.

(e)    Such Rollover Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act.

(f)    The proposed investment in Buyer by such Rollover Seller will not result in a violation by such Rollover Seller of any United States federal, state, local, foreign, multinational or other Law (including anti-money laundering laws, rules and regulations) applicable to such Rollover Seller and no capital contribution to Buyer by such Rollover Seller will be derived from any illegal or illegitimate activities.

(g)    Such Rollover Seller understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign, countries, territories, entities and individuals. Such Rollover Seller represents and warrants that such Rollover Seller is not a Person named on an OFAC list, nor is such Rollover Seller a Person with whom dealings are prohibited under any OFAC regulation.

(h)    Neither (i) the Rollover Sellers nor (ii) any director or officer of the Company nor (iii) any beneficial owner of the Company’s common stock (in accordance with Rule 506(d) of the 1933 Act) held by any Principal Seller is subject to any “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the 1933 Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the 1933 Act and disclosed in reasonable detail in Section 4.05(h) of the Disclosure Schedule.

(i)    Such Rollover Seller understands and acknowledges that the Buyer Common Stock issued in connection with the Stock Consideration have not been registered under the 1933 Act, or under any state securities laws, and that the Buyer Common Stock issued in connection with the Stock Consideration are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, thus Buyer Common Stock issued in connection with the Stock Consideration are “restricted securities,” as such term is defined in Rule 144 under the Securities Act, and will be subject to restrictions on resale under such laws and as set forth in the restrictive legends substantially the following form:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.”

Section 4.06    Brokers. Except as set forth on Section 4.06 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Sellers. Sellers shall satisfy in full the payment of all fees arising from the engagement of any brokers listed on Section 3.25 and Section 4.06 of the Disclosure Schedule. Any such fee shall be deemed a Transaction Expense.

Section 4.07    Taxes. Such Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.08    No Reliance. The Sellers acknowledge that (i) none of Buyer, its Affiliates or any of their representatives makes any representation or warranty other than those expressly set forth in Article V (including the related portions of the Schedules) and in the Ancillary Documents and (ii) the Sellers have not relied on any other representations, warranties or statements of any kind relating to Buyer in connection with this Agreement and the Ancillary Documents other than those expressly set forth in Article V (including the related portions of the Schedules) and in the Ancillary Documents. Notwithstanding the foregoing, nothing in this Section 4.08 shall limit or restrict any claims by Sellers or recoveries from Buyer based upon Fraud in connection with the making of any representations or warranties set forth in this Agreement or in any Ancillary Document.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing, as follows:

Section 5.01    Organization and Authority of Buyer.

(a)    Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

(b)    The Buyer Board adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of Buyer and the Buyer Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that the issuance of Buyer Common Stock comprising the Stock Consideration be submitted to the Buyer Stockholders for approval (the “Buyer Proposals”) and (iv) resolving to recommend that the Buyer Stockholders vote in favor of the Buyer Proposals, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedule, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03    Investment Purpose. Buyer is acquiring the Shares and Warrants solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares and Warrants are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares and Warrants may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04    Brokers. Except as set forth on Section 5.04 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer. Buyer shall satisfy in full the payment of all fees arising from the engagement of any brokers listed on Section 5.04 of the Disclosure Schedule.

Section 5.05    Valid Issuance of Buyer Common Stock.

(a)    The Buyer Common Stock to be issued to the Rollover Sellers in connection with the Stock Consideration has been duly authorized, and when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances (other than as may be set forth in the Lock-Up Agreement). Additionally, Buyer Common Stock to be issued to the Rollover Sellers in connection with the Stock Consideration will be issued in compliance with all applicable state and federal securities Laws and the applicable listing and corporate governance rules of The Nasdaq Stock Market LLC and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Buyer’s Organizational Documents, or any material contract to which Buyer is a party or otherwise bound.

(b)    Buyer has, and will continue to have through the Closing, sufficient authorized but unissued Buyer Common Stock to meet its obligation to deliver Buyer Common Stock to the Rollover Sellers in connection with the Stock Consideration under this Agreement.

Section 5.06    Buyer’s Documents.

(a)    Buyer has timely filed with or furnished to, as applicable, the U.S. Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC prior to the date hereof (the “Buyer SEC Documents”). Correct and complete copies of all the Buyer SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the 1933 Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, none of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Documents was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Buyer as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). Buyer has no off-balance sheet arrangements that are not disclosed in the Buyer SEC Documents.

(c)    The audited balance sheet of Buyer dated as of December 31, 2020 contained in the Buyer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Buyer Balance Sheet.” Buyer has no Liabilities other than Liabilities that: (i) are reflected or reserved against in the Buyer Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer.

(d)    Buyer maintains a system of internal control over financial reporting that is designed, and is sufficient, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, which includes policies and procedure that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Buyer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer are being made only in accordance with authorizations of management and directors of Buyer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Buyer that could have a material effect on the consolidated financial statements of the Buyer. To the knowledge of Buyer, there are no material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data. To the knowledge of Buyer, there are no internal or governmental inquiries or investigations pending or threatened regarding any accounting practices of Buyer, any malfeasance by a director of Buyer, or an employee of Buyer.

(e)    Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of The Nasdaq Stock Market LLC.

Section 5.07    No Other Representations.

(a)    Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedule) and in any of the Ancillary Documents, none of Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Sellers, Sellers’ Representative or the Company, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

(b)    Buyer acknowledges that (i) none of the Company, Sellers, or their respective Affiliates or representatives makes any representation or warranty other than those expressly set forth in Articles III and IV (including the related portions of the Schedules) and in the Ancillary Documents and (ii) Buyer has not relied on any other representations, warranties or statements of any kind relating to the Company or Sellers in connection with this Agreement and the Ancillary Documents other than those expressly set forth in Articles III and IV (including the related portions of the Schedules) and in the Ancillary Documents. Notwithstanding the foregoing, nothing in this Section 5.07(b) shall limit or restrict any claims by Buyer or recoveries from any Sellers based upon Fraud in connection with the making of any representations or warranties set forth in this Agreement or in any Ancillary Document.

ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Notwithstanding anything to the contrary in this Section 6.01 or this Agreement, nothing herein shall prevent the Company from making a distribution or dividend of cash or cash-equivalents to its shareholders prior to Closing. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)    cause the Company to preserve and maintain all of its Permits;

(b)    cause the Company to pay its debts, Taxes and other obligations when due;

(c)    cause the Company to maintain the properties and assets owned, operated or used by the Company in a commercially reasonable condition consistent with past practice, subject to reasonable wear and tear;

(d)    cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)    cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)    cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)    cause the Company to maintain its books and records in accordance with past practice;

(h)    cause the Company to comply in all material respects with all applicable Laws; and

(i)    cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 6.02    Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Buyer shall provide to Sellers reasonable prior notice in advance of obtaining access to the Company’s Real Property, properties, assets or premises. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Sellers in this Agreement.

Section 6.03    No Solicitation of Other Bids.

(a)    Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)    In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    The rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, including the granting of a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), it being acknowledged that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Sellers in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedule.

Section 6.05    Resignations. The Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company at least three (3) Business Days prior to the Closing.

Section 6.06    Confidentiality. From and after the Closing, Sellers shall, and shall cause Affiliates of Sellers to, hold, and shall use reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, and (except as provided in Section 6.13) the transactions contemplated by this Agreement except to the extent that Sellers can show that such information is generally available to and known by the public through no fault of Sellers, any Affiliates of Sellers or their respective Representatives. If a Seller or any Affiliates of a Seller or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07    Non-Competition; Non-Solicitation.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), no Key Seller shall, nor shall any Key Seller permit any Affiliate of such Key Seller to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and its Affiliates (including the Company) (the “Buyer Group”) and customers or suppliers of the Buyer Group. Notwithstanding the foregoing, any Key Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Key Seller is not a controlling Person of, or a member of a group which controls, such Person.

(b)    During the Restricted Period, no Key Seller shall, nor shall any Key Seller permit any Affiliate of such Key Seller to, directly or indirectly, solicit or encourage any employee of Buyer Group to leave such employment, other than through a general solicitation which is not directed specifically to any such employee, or hire any Person who was an employee of Buyer Group at any time after the date of their employment with Buyer Group.

(c)    During the Restricted Period, no Key Seller shall, nor shall any Key Seller permit any Affiliate of such Key Seller to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer Group or potential clients or customers of Buyer Group for purposes of diverting their business or services from Buyer Group.

(d)    During the Restricted Period, no Louis Brown, Jr. Family Member shall, directly or indirectly, solicit or encourage any Key Seller or other employee of Buyer Group to leave such employment, other than through a general solicitation which is not directed specifically to any such employee, or hire any Key Employee or other Person who was an employee of Buyer Group at any time after the date of their employment with Buyer Group.

(e)    Each Key Seller and each Louis Brown, Jr. Family Member acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and that in the event of a breach or a threatened breach by any Key Seller or any Louis Brown, Jr. Family Member, as the case may be, of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)    Each Key Seller and each Louis Brown, Jr. Family Member acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Key Sellers, the Company and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 8.02(d) and Section 5.02 of the Disclosure Schedule.

(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust, securities or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Key Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Key Sellers shall use reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Key Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)    Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates or to agree to any of the foregoing; (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) agree to any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of at least three (3) years after the Closing, Buyer shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)    upon reasonable notice, afford the Seller’s Representative or its Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of at least three (3) years following the Closing, Key Sellers shall:

(i)    retain the books and records (including personnel files) of Key Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c)    Neither Buyer nor Key Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10    Financing. Until the earliest to occur of (i) the Closing Date, (ii) the valid termination of this Agreement and (iii) the consummation of alternative financing transactions or asset sales generating net cash proceeds in the amount of the Financing, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and, on or prior to the Closing Date, to obtain the Financing. In connection with the Financing, Buyer may conduct an offering of its securities that could require approval of its stockholders under the continued listing rules of The Nasdaq Stock Market LLC or other applicable Laws (“Stockholder Approval”). Prior to the Closing Date, the Company and Key Sellers shall reasonably cooperate with and reasonably assist Buyer, at Buyer’s sole cost and expense, in connection with the Financing and obtaining any Buyer Stockholder Approval required for the Financing and/or issuance of the Stock Consideration; provided, that such cooperation and assistance shall be provided upon reasonable and advance notice from Buyer and shall be in a manner as would not be unreasonably disruptive to the business or operations of the Company or the Sellers. The Buyer shall keep the Company reasonably informed of any material developments concerning the status of the Financing.

Section 6.11    Preparation of the Proxy Statement; Buyer Stockholders Meeting.

(a)    As soon as practicable following the date of this Agreement, but in any event within thirty (30) days following the date of this Agreement, Buyer shall (i) prepare and file with the SEC a proxy statement in preliminary form containing the information specified in Schedule 14A of the Exchange Act in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”). The Company shall as promptly as practicable furnish to Buyer such data and information relating to it, the Company and the holders of its capital stock as Buyer may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto, so that the Proxy Statement conforms in form and substance to the requirements of the Exchange Act. The Key Sellers shall reasonably cooperate with and reasonably assist Buyer in connection with the preparation of the Proxy Statement, including, making or providing any representations or certifications reasonably requested by Buyer or its counsel in connection preparation and filing of the Proxy Statement. Buyer shall cause the Proxy Statement and all other documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Buyer shall use its commercially reasonable efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and (ii) cause the Proxy Statement to be mailed to the Buyer Stockholders as promptly as practicable. Buyer shall obtain and furnish the information required to be included in the Proxy Statement, shall provide the Company as promptly as practicable with any oral or written comments that may be received from the SEC with respect to the Company, and shall respond as promptly as practicable to any such comments made by the SEC with respect to the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement or response to any comments of the SEC with respect thereto will be made by Buyer, without Buyer providing the Company and its counsel a reasonable opportunity to review and comment on such document or response and giving due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If at any time prior to obtaining Buyer Stockholder Approval any information relating to Buyer, the Company or any of their respective Affiliates, directors or officers, is discovered by any party hereto that should be set forth in an amendment or supplement to the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Buyer Stockholders.

(b)    Buyer shall, as soon as practicable following the date hereof, take all action necessary in accordance with applicable Laws and the Buyer’s Organizational Documents to establish a record date for, duly call, give notice of, convene and hold a special meeting of the Buyer Stockholders (the “Buyer Stockholders Meeting”) for the purpose of obtaining the Buyer Stockholder Approval (and such Buyer Stockholders Meeting shall be held as promptly as practicable after the date upon which the Proxy Statement is mailed to the Buyer’s stockholders. Buyer shall, through its board of directors (the “Buyer Board”), recommend to the Buyer Stockholders the approval of the Buyer Proposals (the “Buyer Board Recommendation”). Buyer shall use its commercially reasonable efforts to solicit from the Buyer Stockholders proxies in favor of the Buyer Proposals and to take all other action reasonably necessary or advisable to secure the Buyer Stockholder Approval. The Proxy Statement shall include the Buyer Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 10.01, Buyer shall submit the Buyer Proposals for approval by the Buyer Stockholders at such Buyer Stockholders Meeting. Notwithstanding anything in this Agreement to the contrary, Buyer may postpone or adjourn the Buyer Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Buyer Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Buyer has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Buyer Stockholders prior to the Buyer Stockholders Meeting. The Buyer, the Company and the Sellers shall cooperate and use their commercially reasonable efforts to defend against any efforts by any Buyer Stockholders or any other Person to prevent the Buyer Stockholder Approval from being obtained. Once Buyer has established a record date for the Buyer Stockholders Meeting, Buyer shall not change such record date or establish a different record date for the Buyer Stockholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

(c)    If requested by the Company, Buyer shall provide all voting tabulation reports relating to the Buyer Stockholders Meeting that have been prepared by Buyer or its Transfer Agent, proxy solicitor or other representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Buyer Stockholders with respect thereto.

Section 6.12    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.13    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (with regard to the Sellers, the other party shall be interpreted to mean the Sellers’ Representative, after the Closing) (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties (with regard to the Sellers, the other party shall be interpreted to mean the Sellers’ Representative, after the Closing) shall cooperate as to the timing and contents of any such announcement. Notwithstanding anything herein to the contrary, following the Closing and after the public announcement of the purchase and sale, the Sellers’ Representative shall be permitted to announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 6.14    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.15    Employees.

(a)    Each individual who is employed by the Company as of the Closing Date, including employees on an approved leave of absence from the Company (“Affected Employees”) shall, for the period from the Closing Date until December 31, 2022, be provided with compensation that is no less favorable than the compensation provided to such Affected Employee immediately prior to the Closing (including with respect to bonus compensation and post-termination severance pay) and with employee benefits that are at least substantially similar in the aggregate to the Benefits Plans and any other benefits, plans, programs, policies, agreements, or arrangements maintained by the Company as of the Closing.

(b)    Following the Closing Date, Buyer shall use commercially reasonable efforts to either (i) cause any employee benefit plans sponsored or maintained by Buyer (or any Affiliate of Buyer) in which any Affected Employee is eligible to participate following the Closing Date (collectively, the “Buyer Plans”) to give such Affected Employee service credit for such Affected Employee’s employment with the Company for purposes of vesting and eligibility to participate under each applicable Buyer Plan, as if such service had been performed with Buyer (except to the extent it would result in a duplication of benefits) or (ii) maintain one or more of the Benefit Plans for such benefit and permit the Affected Employee to continue to participate in such Benefit Plan on the existing terms and conditions for such Benefit Plan. In addition to the foregoing, Buyer shall use its commercially reasonable efforts to, with respect to such Affected Employee, cause any Buyer Plans in which any Affected Employee participates to (i) waive any pre-existing conditions or limitations and eligibility waiting periods under any such Buyer Plans that are group health plans of Buyer with respect to such Affected Employee and his, her or their eligible dependents for the plan year in which such Affected Employee ceases participation in the Benefit Plan, and (ii) give each such Affected Employee credit for the plan year in which the Affected Employees cease participation in the Company Plans towards applicable co-payments, deductibles and annual out-of-pocket limits for medical expenses incurred prior to such date.

(c)    Notwithstanding anything contained in this Section 6.15 to the contrary, nothing contained herein shall restrict or in any way affect the right of Buyer to terminate any Affected Employees at any time or for any reason after the Closing Date or to change the status of any Affected Employees from being an “at will” employee.

(d)    Nothing contained in this Section 6.15, express or implied, is intended to confer upon any employee of the Company any third-party beneficiary or other right to enforce the provisions of this Section 6.15 or any right to employment or continued employment for any period or continued receipt of any specific employee benefit or any term or condition of employment, or shall constitute an amendment to or any other modification of any Buyer Plan or Benefit Plan.

Section 6.16    Attorney-Client Privilege; Conflict Waiver. Any attorney-client, business strategy, work product or similar privilege or protection applicable to any documents or communications of or to the Company or any of its Subsidiaries or the Sellers or the governing body of the Company or any of its Subsidiaries or the Sellers existing at or prior to the Closing, in each case, solely to the extent such documents or communications relate to the sale of the Company, this Agreement or any Ancillary Document and the transactions contemplated by this Agreement or any Ancillary Document (including documents or communications of or to the Sellers or the governing body of the Stockholders existing at or prior to the Closing) (collectively, the “Privileged Communications”) shall, notwithstanding the Closing pursuant to this Agreement, belong to and be retained by the Sellers and may be asserted or waived solely by the Sellers’ Representative from and after the Closing and shall not be transferred, conveyed or otherwise become the property of the Buyer, the Company or any of their respective Subsidiaries or Affiliates or be asserted or waived by the Buyer, the Company or any of their respective Subsidiaries or Affiliates from and after the Closing. The Parties shall take all steps reasonably necessary to segregate the Privileged Communications from the documents and communications delivered to the Buyer (or retained by the Company or any of the Company’s Subsidiaries). Accordingly, the Buyer and the Company and their respective Affiliates shall not have access to any such communications or to the files of Hunton Andrews Kurth LLP (“HAK”) to the extent such communication or files relate to or arise out of HAK’s engagement in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any Ancillary Document (including documents or communications of or to any Seller or the governing body of any Seller existing at or prior to the Closing). Without limiting the generality of the foregoing, from and after the Closing, (a) the Sellers and their respective Affiliates (and not the Company or any of the Company’s Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company or the Company’s Subsidiaries shall be a holder thereof, (b) to the extent that files of HAK in respect of such engagement constitute property of the client, only the Sellers and their respective Affiliates (and not the Company or the Company’s Subsidiaries) shall hold such property rights and (c) HAK shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer, the Company or the Company’s Subsidiaries or any Affiliate of any of the foregoing by reason of any attorney-client relationship between HAK and the Company or the Company’s Subsidiaries or otherwise. The Buyer and the Company, for themselves and on behalf of their respective Affiliates, acknowledge that HAK has acted as legal counsel to one or more of the Sellers, the Company or the Company’s Subsidiaries or their Affiliates prior to the Closing and that HAK may as legal counsel to one or more of the Sellers or their Affiliates after the Closing. To the extent not prohibited by applicable Law, the Buyer hereby waives and shall not assert, and shall cause its Affiliates, and from and after Closing the Company and each of the Company’s Subsidiaries to waive and not to assert, any conflict that may arise in connection with the representation of any of the Sellers or any of their Affiliates by HAK after the Closing as, and only to the extent, such conflict relates to the Company, the Company’s Subsidiaries, or their Affiliates or the transactions contemplated by this Agreement or any Ancillary Document (including in connection with a dispute with the Buyer or the Company or any of the Company’s Subsidiaries following the Closing).

Section 6.17    RWI Insurance. The parties hereto acknowledge that, as of the date hereof, Buyer has obtained a binder to the RWI Policy, attached hereto as Exhibit G, and that a true and correct copy of such conditional binder has been provided to the Company. Prior to the Closing, Buyer shall take all action necessary to obtain and bind, and shall obtain and bind, the RWI Policy, which shall contain the same terms and conditions as set forth in Exhibit G, except as consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that in all events, the RWI Policy shall provide that: (a) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against any Seller other than for Fraud of such Seller with respect to the making of the representations and warranties in this Agreement; (b) each Seller is a third party beneficiary of such waiver; (c) Buyer shall not amend the RWI Policy in any manner to delete the subrogation provisions or the exclusion provisions required under clause (a) of this Section 6.17 without the express written consent of the Sellers’ Representative after the Closing. Prior to the execution of this Agreement, Buyer shall obtain and bind the RWI Policy; and (d) Buyer shall have no obligation to pursue any claim against any Seller. Each of Buyer, on the one hand, and Sellers, on the other hand, shall pay or cause to be paid, fifty percent (50%) of all costs and expenses related to obtaining the RWI Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy; provided, however, that such costs and expenses shall not include the fees of Buyer’s counsel incurred in connection with obtaining the RWI Policy. Each of Buyer, the Company and Principal Sellers shall take all steps and do all such other acts and things as may be reasonably required in order to ensure that the RWI Policy is issued on or prior to the Closing Date.

Section 6.18    Optionholder Releases. During the period from and after the Effective Date until the earlier of (i) such time as the Company has obtained 100% of the Optionholder Releases or (ii) 90 days after the Closing Date, the Company shall use commercially reasonable efforts to obtain releases, in form and substance satisfactory to Buyer, from each Optionholder releasing all claims to Company options or shares of stock or any other Equity Securities in the Company that the Optionholder may have arising out of or related to that Optionholder’s ownership of options in, or issued by, the Company, effective as of receipt of that Optionholder’s Option Consideration (each, an “Optionholder Release”).

ARTICLE VII
TAX MATTERS

Section 7.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Buyer shall have no liability for any Tax resulting from any action set forth in the previous sentence of any Seller, the Company, its Affiliates or any of their respective Representatives, and Sellers shall indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax, including, all leasehold transfer Taxes (if any)) shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers when due. Sellers shall, at Sellers’ own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary), unless such Tax Returns are required to be filed by Buyer (in which case, Sellers shall cooperate with respect thereto as necessary).

(c)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least fifty (50) days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers’ Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, any Seller nor any Affiliates of any Seller and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03    Tax Indemnification. Except to the extent treated as a Current Liability in the calculation of Closing Working Capital, Sellers shall, jointly and severally, indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, local or multi-national Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Section 7.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement:

(a)    in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, the portion of such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05    Contests. Buyer shall give written notice to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers’ Representative.

Section 7.06    Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.08    Payments to Buyer. Any amounts payable to Buyer pursuant to this Article VII shall be satisfied: (i) first, from the Indemnification Escrow Fund; (ii) second, to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, solely from the RWI Policy.

Section 7.09    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, tolling or extension thereof) plus sixty (60) days. Notwithstanding anything herein to the contrary, (i) to the extent the survival periods set forth in this Section 7.09 are greater than or less than the survival period under the applicable statute of limitations, the parties expressly acknowledge that the survival periods set forth in this Section 7.09 are intended to alter such applicable statutes of limitations, and (ii) if at any time on or prior to the expiration of the survival period set forth in this Section 7.09, any Indemnified Party delivers to the Indemnifying Party a notice of a claim in accordance with Section 9.05, then the claim asserted in such notice and the related indemnification obligations hereunder shall survive until such time as such claim is fully and finally resolved.

Section 7.10    Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    The Company and Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04, if any, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, if any, in each case, in form and substance reasonably satisfactory to Buyer and Key Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of the Company and Key Sellers, as applicable, contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.06, Section 3.10, Section 3.19, Section 3.25, Section 3.26, Section 4.01, Section 4.02, Section 4.03, Section 4.04, and Section 4.06 (collectively, the “Sellers’ Fundamental Representations”), of the representations and warranties of the Company and Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and Sellers, as applicable, contained in the Sellers’ Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No Action shall have been commenced against Buyer, any Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)    All approvals, consents and waivers that are listed on Section 8.02(d) of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)    Buyer shall have completed its limited due diligence investigation relating to the Company’s customers, and shall, in its sole discretion, be satisfied with the results of that limited due diligence investigation.

(f)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(g)    The Ancillary Documents shall have been executed and delivered by the parties thereto (other than the Buyer) and true and complete copies thereof shall have been delivered to Buyer.

(h)    Buyer shall have completed its GAAS/PCAOB audits.

(i)    Buyer shall have successfully completed its Financing.

(j)    No legal restrictions exist that will prevent Buyer from issuing Buyer Common Stock to the Rollover Sellers as Stock Consideration as contemplated by this Agreement.

(k)    Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 6.05.

(l)    At least three (3) Business Days before Closing, Sellers and the Company shall have delivered to Buyer the Closing Certificate contemplated in Section 2.04(a).

(m)    The Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the Commonwealth of Virginia Corporation Commission.

(n)    Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(o)    Each Seller shall have delivered, or caused to be delivered, to Buyer stock certificates and original Warrant instruments evidencing such Seller’s Shares and Warrants, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed (or, if any Seller determines that any of its certificate(s) or instrument(s) has been lost, stolen or destroyed, such Seller shall deliver an executed lost certificate or instrument affidavit and agreement reasonably acceptable to Buyer to indemnify Buyer against any claim that may be made on account of the certificate(s) or instrument(s)).

(p)    Buyer shall have received a certificate, dated the Closing Date and signed by the Key Sellers that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(q)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and any Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(r)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, any Ancillary Documents to which the Company is a party and the other documents to be delivered hereunder and thereunder to which the Company is a party.

(s)    The Company’s Board of Directors (or any committee thereof) shall have adopted all required resolutions and taken all actions that are necessary to effectuate the provisions of Section 2.08(a).

(t)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(u)    The Sellers shall arrange for delivery of an electronic copy of the virtual data room created and maintained by Ansarada (on behalf of the Company) to Buyer as such data room existed on the date of this Agreement.

Section 8.03    Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents to which Buyer is a party, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)    All approvals, consents and waivers that are listed on Section 5.02 of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(f)    Buyer shall have delivered to the Paying Agent by wire transfer of immediately available funds the Closing Date Payment.

(g)    Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Fund and the Purchase Price Adjustment Escrow Amount.

(h)    Buyer shall have delivered to third parties by wire transfer of immediately available funds the Closing Transaction Expenses to such third parties as set forth on the Closing Certificate.

(i)    Buyer shall have delivered to third parties by wire transfer of immediately available funds the Closing Indebtedness to such third parties as set forth on the Closing Certificate.

(j)    Buyer shall have instructed the Transfer Agent to issue to each Rollover Seller in book entry form the amount of Stock Consideration that is to be issued to such Rollover Seller as is set forth in the Distribution Schedule.

(k)    Buyer shall have delivered to the Company, for delivery to the Optionholders, the Option Consideration.

(l)    Rollover Sellers receiving more than 20% of their allocable share of the Purchase Price in the form of Buyer Stock shall have been issued warrants to purchase additional shares of Buyer Stock. Each such Rollover Seller shall be issued warrants to purchase one share of Buyer Stock for each five shares (or 20% warrant coverage) of Buyer Stock such Rollover Seller receives in excess of 20% of their allocable share of the Purchase Price with an exercise price of $7.10 per share in form and substance otherwise substantially similar to that offered to investors in the Financing, or, if none, otherwise substantially similar to those warrants previously issued by Buyer in connection with prior offerings.

(m)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(n)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(o)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE IX
INDEMNIFICATION

Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (i) the representations and warranties in Section 3.12 shall survive and remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; (ii) the Sellers’ Fundamental Representations (other than any representations or warranties contained in Section 3.22 which are subject to Article VII) and the representations and warranties in Section 5.01 and Section 5.04 (collectively, “Buyer Fundamental Representations”) shall survive for sixty (60) days after expiration of the applicable statute of limitations; and (iii) all claims for indemnification based on Fraud on the part of any party hereto (or any Affiliate or Representative of each of the foregoing) shall survive and remain in full force and effect until the date that is five (5) years after the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing for sixty (60) days after expiration of the applicable statute of limitations or such earlier time period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding anything herein to the contrary, (i) to the extent the survival periods set forth in this Section 9.01 are greater than or less than the survival period under the applicable statute of limitations, the Parties expressly acknowledge and agree that the survival periods set forth in this Section 9.01 are intended to alter such applicable statutes of limitations, and (ii) if at any time on or prior to the expiration of the survival period set forth in this Section 9.01, any Indemnified Party delivers to the Indemnifying Party a notice of a claim in accordance with Section 9.05 then the claim asserted in such notice and the related indemnification obligations hereunder shall survive until such time as such claim is fully and finally resolved.

Section 9.02    Indemnification By Sellers.

(a)    Subject to the other terms and conditions of this Article IX, the Key Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)    any inaccuracy in or breach of any of the representations or warranties of the Company or any Key Seller contained in Article III or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or any Key Seller pursuant to this Agreement; or

(iii)    any Fraud by or on behalf of the Company or any Key Seller in connection with or affecting this Agreement or the transactions contemplated hereby or by any Ancillary Document.

(b)    Subject to the other terms and conditions of this Article IX, each Seller, severally and not jointly, shall indemnify and defend each Buyer Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)    any inaccuracy in or breach of any of the representations or warranties of such Seller contained in Article IV or in any certificate or instrument delivered by or on behalf of such Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement; or

(iii)    any Fraud by or on behalf of the Seller, the Company or any Key Seller in connection with or affecting this Agreement or the transactions contemplated hereby or by any Ancillary Document.

(c)    Subject to the other terms and conditions of this Article IX, the Sellers, jointly and severally, shall indemnify and defend each Buyer Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)    any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid from the Cash Consideration proceeds pursuant to Section 2.04;

(ii)    the PPP Loans and the EID Loan (including qualification, eligibility and/or Forgiveness, as applicable, thereof), including any Losses arising out of or by reason of (A) any actual, pending or threatened Action by any Governmental Authority or third-party (including the PPP Lender) in respect thereof, including information and documentation requests related thereto, (B) any representations and/or certifications made by the Company in the application for the PPP Loans or the EID Loan and/or the application for forgiveness thereof, including with respect to any documentation and supporting materials submitted in connection therewith, or (C) any changes in applicable Laws with respect thereto;

(iii)    any Losses arising out of or relating to Knowmadics, Inc. v. Lisa Cinnamon (Court File No. 17-CV-74995) and/or any acts, omissions, events, facts or circumstances relating or similar thereto; or

(iv)    any Losses arising out of or resulting from the failure to maintain a written plan or arrangement in compliance with, or to otherwise comply with, Internal Revenue Code Section 409A with respect to any deferred compensation arrangement for Paul Maguire, including any taxes, penalties and interest relating thereto.

Section 9.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each Seller and Affiliates of Sellers and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII); or

(c)    any Fraud by or on behalf of Buyer in connection with or affecting this Agreement or the transactions contemplated hereby or by any Ancillary Document.

Section 9.04    Retention; Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)    (i) Subject to Section 9.04(c) and Section 9.06(a): (i) Sellers shall not be liable for Losses arising from claims for indemnification under Section 9.02(a)(i) or Section 9.02(b)(i) in excess of the aggregate amount of $900,000 (the “Retention”); and (ii) the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 9.02(a)(i) or Section 9.02(b)(i) shall not exceed $9,000,000 (the “Cap”).

(b)    Subject to Section 9.04(c), Buyer shall not be liable to the Sellers Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Retention, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Retention. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c)    Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, any claim based on a party’s Fraud. The aggregate amount of all Losses for which any Seller (other than the Key Sellers) shall be liable pursuant to a claim for Fraud shall not exceed such Seller’s Pro Rata Percentage of the Cash Consideration. The aggregate amount of all Losses for which the Buyer or the Key Sellers shall be liable pursuant to a claim for Fraud shall not exceed the Cash Consideration.

(d)    For purposes of this Article IX, any misrepresentation or breach of a representation or warranty set forth in this Agreement shall be determined (both for purposes of determining whether a misrepresentation or breach has occurred and the amount of Losses attributable thereto) without giving effect to any “materiality”, “material” or similar qualification contained in or otherwise applicable to any applicable representation or warranty that is the subject of such breach or misrepresentation; provided, however, that with respect to any claim regarding an intentional misrepresentation, full effect shall be given (both for purposes of determining whether such a misrepresentation has occurred and the amount of Losses attributable thereto) to every “materiality,” “material,” “in all material respects,” or similar qualification contained in or otherwise applicable to any applicable representation or warranty that is the subject of such misrepresentation.

Section 9.05    Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement within fifteen (15) days of notice of the Third Party Claim, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers’ Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records (with respect to Sellers’ Representative, to the extent in its possession, or using reasonable efforts to obtain any such records from Sellers, if not in Sellers’ Representative’s possession) relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted it as a Liability, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

(e)    Sellers’ Representative to act on behalf of all Sellers’ for Indemnification Claims. For purposes of complying with the provisions of this Section 9.05, Buyer shall only be required to provide notice of any claims, whether Third Party Claim or Direct Claim, to Sellers’ Representative and to cooperate and negotiate with Sellers’ Representative on behalf of all Sellers Indemnitees that are an Indemnified Party and/or Indemnifying Party, as the case may be.

Section 9.06    Payments; Indemnification Escrow Fund; Payments; Exclusive Remedy.

(a)    Any Losses payable to a Buyer Indemnitee (i) pursuant to this Article IX that are below the Retention, shall be satisfied solely from the Indemnification Escrow Fund; (ii) pursuant to Section 9.02(a)(i) and 9.02(b)(i) that are in excess of the Retention, except in the case of Fraud, shall be satisfied solely by the RWI Policy; and (iii) pursuant to Article IX (other than under Section 9.02(a)(i) and 9.02(b)(i)), that are in excess of the Retention, shall be satisfied by Key Sellers or Sellers, as applicable, as provided under Section 9.02.

(b)    Any Direct Claim or Third Party Claim submitted by Buyer to Sellers’ Representative on behalf of Sellers for indemnification under this Article IX may be submitted by Buyer to the RWI Insurer. In the event that Buyer receives notice from the RWI Insurer that it has approved such Direct Claim or Third Party Claim, as the case may be, under the RWI Policy either to be (a) credited towards the Retention if the Direct Claim or Third Party Claim is for an amount less than any remaining Retention or (b) paid by the RWI Insurer for the amount of such Direct Claim or Third Party Claim (less the amount of any remaining Retention if the Direct Claim or Third Party Claim is for an amount that is greater than the amount of the remaining Retention) (in each case, an “RWI Policy Notice”), Buyer shall provide copies of such RWI Policy Notice to the Sellers’ Representative. Upon receipt of a RWI Policy Notice, the RWI Policy Notice shall be deemed conclusive evidence of the validity of the Direct Claim or Third Party Claim to which it relates and, absent manifest error demonstrated by Sellers’ Representative, Sellers’ Representative shall execute and deliver joint written instructions, with Buyer, to the Escrow Agent to release the amount claimed in the Direct Claim or Third Party Claim approved in the RWI Policy Notice up to the full amount of the remaining balance in the Indemnification Escrow Fund.

(c)    On the first anniversary of the Closing, Buyer and Sellers’ Representative shall provide joint written instructions to the Escrow Agent to release from the Indemnification Escrow Fund to the Paying Agent for further payment to the Sellers in accordance with each Seller’s applicable Pro Rata Percentage that portion of the Indemnification Escrow Fund Amount that exceeds the amount of any pending claims for Losses, if any, asserted by Buyer on or prior to such date in accordance with this Article IX up to a maximum aggregate amount such that $450,000 remains in the Indemnification Escrow Fund.

(d)    Once a Loss that is not paid out of the Indemnification Escrow Fund is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(e)    From and after the Closing Date, the indemnification obligations of the Parties set forth in Article VII, this Article IX and Section 11.07 shall constitute the sole and exclusive remedy of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including any misrepresentation or breach of any representation, warranty or covenant) and the Ancillary Documents and the transactions contemplated hereby and thereby. The provisions of this Section 9.06(e) will not, however, prevent or limit any action or a cause of action (i) under Section 2.04(c) to enforce any decision or determination of the Independent Accountant or (ii) under Sections 6.03, 6.07, 9.05 and 11.13 to obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement or in any Ancillary Document and to enforce specifically the terms and provisions hereof or thereof.

Section 9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

ARTICLE X
TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Sellers and Buyer;

(b)    by Buyer by written notice to Sellers if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 15, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Sellers by written notice to Buyer if:

(i)    Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 15, 2022, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e)    Notwithstanding the provisions of Section 10.01(b)(ii) and Section 10.01(c)(ii), the dates set forth in Section 10.01(b)(ii) and Section 10.01(c)(ii) may be extended by mutual agreement of the parties if the parties are continuing to work together in good faith to meet the conditions of Closing and are progressing towards Closing; provided, however, that in the event the parties are delayed in Closing due to awaiting or delays in consents or approvals by any Governmental Authority required or necessary for obtaining the Financing or for the Closing, Sellers shall reasonably consent to extend the dates set forth in Section 10.01(b)(ii) and Section 10.01(c)(ii) in thirty (30) day increments until such consent or approval is provided or affirmatively denied by such Governmental Authority.

(f)    If the Buyer terminates this Agreement pursuant to Section 10.01(b), then the Buyer shall be entitled as its sole and exclusive remedy to liquidated damages in the amount of $250,000 (the “Termination Fee”).

(g)    If the Sellers terminate this Agreement pursuant to Section 10.01(c), then the Company shall be entitled as its sole and exclusive remedy to liquidated damages in the amount of the Termination Fee.

(h)    The Termination Fee shall be payable within two (2) Business Days after the date of the termination of this Agreement by wire transfer of immediately available funds to the account designated in writing by the party terminating the Agreement.

(i)    Each of the Company and Buyer acknowledges that the agreements contained in this Section 10.01 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee payable hereunder is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate such party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In the event that a party shall fail to pay the Termination Fee when due, such party shall also reimburse the terminating party for all reasonable expenses actually incurred or accrued by the terminating party (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 10.01.

Section 10.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article X, Section 6.06, Section 11.07(b) and Article XI hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, the payment all costs related to obtaining the RWI Policy shall be split between the Buyer and Sellers with the Buyer paying fifty percent (50%) of the costs related to obtaining the RWI Policy and the Company, on behalf of the Sellers, paying fifty percent (50%) of the costs related to obtaining the RWI Policy prior to the execution of this Agreement.

Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers:	Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Telephone: (303) 648-4085 E-mail: deals@srsacquiom.com

with a copy to:	Hunton Andrews Kurth LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219 Attention: Wyatt A. Deal E-mail: wdeal@huntonak.com

If to Buyer:	WaveDancer, Inc. 12015 Lee Jackson Memorial Highway, Suite 210 Fairfax, VA 22033 Attn: G. James Benoit, Jr., Chief Executive Officer E-mail: jb@wavedancer.com

with a copy to:	Saul Ewing Arnstein & Lehr LLP 500 E. Pratt St., Suite 900 Baltimore, MD 21202 Attn: Eric G. Orlinsky and Jacqueline A. Brooks E-mail: Eric.Orlinsky@saul.com and Jacqueline.Brooks@saul.com

Section 11.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedule and Exhibits mean the Articles and Sections of, Schedules, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04    Headings. The headings in this Agreement (including the Disclosure Schedule) are for reference only and shall not affect the interpretation of this Agreement or the Disclosure Schedule.

Section 11.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06    Entire Agreement. This Agreement, the Existing NDA and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Existing NDA, the Ancillary Documents, the Exhibits, Schedules and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 11.07    Sellers’ Representative.

(a)    Each Seller constitutes and appoints Shareholder Representative Services LLC, a Colorado limited liability company as its representative (the “Sellers’ Representative”) and its true and lawful attorney in fact as of the Closing for all purposes in connection with this Agreement and any related agreements, including with full power and authority in its name and on its behalf:

(i)    to act on such Seller’s behalf in the absolute discretion of the Sellers’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement;

(ii)    in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 11.07.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative pursuant to this Section 11.07.

(b)    The Sellers’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. In dealing with this Agreement and the Ancillary Documents and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, (i) the Sellers’ Representative shall not assume any, and shall incur no, responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any Ancillary Document, unless by the Sellers’ Representative’s actual fraud, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller or any other Person. The Sellers shall indemnify the Sellers’ Representative against any Losses arising out of or in connection with this Agreement and any related agreements, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. Losses may be recovered by the Sellers’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement. Buyer shall be entitled to rely upon any document or other paper delivered by the Sellers’ Representative as being authorized by Sellers, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer based on such reliance.

(c)    At or prior to Closing, the Company will wire $75,000 (the “Expense Fund”) to the Sellers’ Representative, which will be used for any expenses incurred by the Sellers’ Representative. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver any remaining balance to the Paying Agent for further distribution to the Sellers in accordance with each Seller’s applicable Pro Rata Percentage of the Closing Date Prorations. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

(d)    Until all obligations under this Agreement shall have been discharged (including all indemnification obligations under Article IX), Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than fifty percent (50%) of the Purchase Price, may, from time to time upon notice to Buyer, appoint a new Sellers’ Representative upon the death, incapacity, or resignation of the Sellers’ Representative. The Sellers’ Representative may resign at any time. If, after the death, incapacity, or resignation of the Sellers’ Representative, a successor Sellers’ Representative shall not have been appointed by Sellers within fifteen (15) Business Days after a request by Buyer, Buyer may appoint a Sellers’ Representative from among the Sellers to fill any vacancy so created by notice of such appointment to Sellers.

Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries; provided further, however, that no such assignment shall relieve Buyer of any of its obligations hereunder.

Section 11.09    No Third-party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10    Disclosure Schedule.

(a)    In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)    Any fact or item disclosed in any Disclosure Schedule or section or subsection thereof shall be deemed disclosed in each other Disclosure Schedule and each other section and subsection of each Disclosure Schedule to which such fact or item may apply so long as (a) such Disclosure Schedule is referenced by applicable cross-reference or (b) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Disclosure Schedule, section or subsection.

(c)    The inclusion of information in any Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company or any of the Company’s Subsidiaries or their business. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters may be set forth solely for informational purposes.

Section 11.11    Amendment and Modification; Waiver. Except as provided in Section 11.07, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Except as provided in Section 11.07, no waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.12    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12(C).

Section 11.13    Specific Performance. Irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties shall be entitled to specific performance of the terms hereof and any other relief that may be available from any court having equity jurisdiction, including the granting of a temporary restraining order, an injunction (without any requirement to post bond). Such equitable remedies shall be in addition to any other remedies that may be available, at law or in equity, by reason of such breach, nonperformance or threatened breach or nonperformance.

Section 11.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission or with other electronic signature shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS’ REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

COMPANY: KNOWMADICS, INC.

By:	/s/ Paul Maguire
Name:	Paul Maguire
Title:	Chief Executive Officer

BUYER: WAVEDANCER, INC.

By:	/s/ G. James Benoit, Jr.
Name:	G. James Benoit, Jr.
Title:	Chief Executive Officer

Stock and Warrant Purchase Agreement

SELLER: The Louis M. Brown, Jr. Revocable Trust

By:	/s/ Louis M. Brown, Jr.
Name:	Louis M. Brown, Jr.
Title:	Trustee

SELLER:

By:	/s/Alex J. Brown
Name:	Alex J. Brown

SELLER:

By:	/s/ Jeffrey C. Brown
Name:	Jeffrey C. Brown

SELLER: MAGUIRE FAMILY TRUST

By:	/s/ Paul Maguire
Name:	Paul Maguire
Title:	Trustee

Stock and Warrant Purchase Agreement

SELLER: CHRISTOPHER HAAKON REVOCABLE TRUST

By:	/s/ Christopher Haakon
Name:	Christopher Haakon
Title:	Trustee

SELLER:

By:	/s/ Gregory F. Thom
Name:	Gregory F. Thom

SELLER:

By:	/s/ Brian O’Toole
Name:	Brian O’Toole

SELLER: THE LORRAINE HAAKON REVOCABLE TRUST

By:	/s/ Lorraine Haakon
Name:	Lorraine Haakon
Title:	Trustee

Stock and Warrant Purchase Agreement

SELLER:

By:	/s/ Claire Ostrum
Name:	Claire Ostrum

SELLER:

By:	/s/ Charles Corcoran
Name:	Charles Corcoran

SELLER:

By:	/s/ Patricia Maguire
Name:	Patricia Maguire

SELLER:

By:	/s/ Mark Lewis
Name:	Mark Lewis

SELLER:

By:	/s/ Alana Burbidge
Name:	Alana Burbidge

Stock and Warrant Purchase Agreement

SELLER:

By:	/s/ Jacqueline Ostrum
Name:	Jacqueline Ostrum

SELLER:

By:	/s/ Chantel Coffman
Name:	Chantel Coffman

SELLER:

By:	/s/ Peter Haakon
Name:	Peter Haakon

SELLER:

By:	/s/Sean Maguire
Name:	Sean Maguire

Stock and Warrant Purchase Agreement

EXHIBIT A

Distribution Schedule

See attached.

EXHIBIT B

Escrow Agreement

Attached.

EXHIBIT C

Key Employee Employment Agreements

Paul Maguire

Claire Ostrum

EXHIBIT D

Paying Agent Agreement

Attached.

EXHIBIT E

Registration Rights Agreement

Attached.

EXHIBIT F

Release Agreements

Attached.

EXHIBIT G

RWI Policy

Attached.

*List of Omitted Schedules and Exhibits

3.01	Organization and Qualification of the Company
3.02	Capitalization
3.03	No Subsidiaries
3.04	Conflicts and Consents
3.07	Absence of Certain Changes, Events and Conditions
3.08(a)	Material Contracts
3.09	Government Contracts
3.10	Title to Assets, Real Property
3.12(a)(b)(h)	Intellectual Property
3.15	Customers and Suppliers
3.16	Insurance
3.18	Compliance with Laws, Permits
3.19	Environmental Matters
3.20	Employee Benefit Matters
3.21	Employment Matters
3.22	Taxes
3.25	Brokers

Exhibit A	Distribution Schedule
Exhibit B	Escrow Agreement
Exhibit C	Employment Agreement
Exhibit D	Paying Agent Agreement
Exhibit E	Registration Rights Agreement
Exhibit F	Form of Release Agreement
Exhibit G	Representations and Warranty Insurance Policy